Filed Pursuant to Rule 424(b)(3)

File Number 333-192476

FANTEX, INC.

SUPPLEMENT NO. 3 TO

MARKET-MAKING PROSPECTUS DATED

APRIL 25, 2014

THE DATE OF THIS SUPPLEMENT IS June 12, 2014

On June 2, 2014, Fantex, Inc. filed the attached Quarterly Report on Form 10-Q.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

☒      QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2014

or

☐         TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number 000-55204

FANTEX, INC.

(Exact name of registrant as specified in its charter)

Delaware	80-0884134
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

330 Townsend Street, Suite 234

San Francisco, CA 94107

(Address of principal executive offices) (Zip Code)

(415) 592-5950

(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act).    Yes  ☐    No  ☒

Indicate the number of shares outstanding of each of the issuer’s classes of common stock, as of the latest practicable date.

Class	Shares Outstanding at May 30, 2014
Common stock — Platform Common, $0.0001 par value	100,000,000
Common stock — Fantex Vernon Davis Convertible Tracking Stock, $0.0001 par value	421,100

PART I — FINANCIAL INFORMATION

ITEM 1A. Financial Statements	3
Condensed Balance Sheets as of March 31, 2014 and December 31, 2013 (Unaudited)	3
Condensed Statements of Operations for the three months ended March 31, 2014 and 2013 and the period from inception to March 31, 2014 (Unaudited)	4
Condensed Statements of Stockholder’s Equity for the period from inception to March 31, 2014 (Unaudited)	5
Condensed Statements of Cash Flows for the three months ended March 31, 2014 and 2013 and the period from inception to March 31, 2014 (Unaudited)	6
Notes to condensed Financial Statements (Unaudited)	7
ITEM 1B. Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. and Arian Foster and his affiliate The Ugly Duck, LLC dated February 28, 2013	16
Statements of Cash Receipts from Included Contracts for Arian Foster for the three months ended March 31, 2014 and 2013 (Unaudited)	17
Notes to Statements of Cash Receipts from Included Contracts for Arian Foster (Unaudited)	18
ITEM 1C. Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. and Vernon Davis and his affiliate The Duke Marketing, LLC dated October 30, 2013	20
Statements of Cash Receipts from Included Contracts for Vernon Davis for the three months ended March 31, 2014 and 2013 (Unaudited)	21
Notes to Statements of Cash Receipts from Included Contracts for Vernon Davis (Unaudited)	22
ITEM 1D. Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. and Erik “EJ” Manuel Jr. and his affiliate Kire Enterprises, LLC dated February 14, 2014	24
Statements of Cash Receipts from Included Contracts for EJ Manuel for the three months ended March 31, 2014 and 2013 (Unaudited)	25
Notes to Statements of Cash Receipts from Included Contracts for EJ Manuel (Unaudited)	26
ITEM 1E. Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. and Mohamed Sanu dated May 14, 2014	28
Statements of Cash Receipts from Included Contracts for Mohamed Sanu for the three months ended March 31, 2014 and 2013 (Unaudited)	29
Notes to Statements of Cash Receipts from Included Contracts for Mohamed Sanu (Unaudited)	30
ITEM 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.	32
ITEM 4. Controls and Procedures	40

PART II — OTHER INFORMATION

ITEM 1. Legal Proceedings	41
ITEM 2. Unregistered Sales of Equity Securities and Use of Proceeds	41
ITEM 3. Defaults Upon Senior Securities	41
ITEM 4. Mine Safety Disclosure	41
ITEM 5. Other Information	41
ITEM 6. Exhibits	42

PART I — FINANCIAL INFORMATION

ITEM 1A: Financial Statements

FANTEX, INC. (DEVELOPMENT-STAGE ENTITY)

CONDENSED BALANCE SHEETS

(Unaudited)

	As of
	March 31, 2014	December 31 , 2013

ASSETS
Cash and Cash Equivalents	$464,539	$466,833
Prepaid Assets	162,838	306,041
Total Assets	$627,377	$772,874
LIABILITIES AND STOCKHOLDER’S EQUITY
Total Liabilities	$—	$—
Commitments and Contingencies
Contributed Capital
Platform Common stock, $0.0001 par value (authorized 100,000,000 shares, 100,000,000 issued and outstanding)	$10,000	$10,000
Additional Paid in Capital	6,363,755	5,388,192
Accumulated Losses	(5,746,378)	(4,625,318)
Total stockholder’s equity	627,377	772,874
Total liabilities and stockholder’s equity	$627,377	$772,874

See notes to condensed financial statements.

FANTEX, INC. (DEVELOPMENT-STAGE ENTITY)

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Cumulative Amounts from September 14, 2012	Three Months Ended March 31,
	(Inception) to March 31, 2014	2014	2013

REVENUES	$—	$—	$—
OPERATING EXPENSES:
Personnel	$1,283,395	$309,189	$78,511
Professional Services	3,792,306	685,958	744,738
General and administrative, exclusive of personnel costs	670,677	125,913	90,555
Total Operating Expenses	5,746,378	1,121,060	913,804
Net Loss Before Income Taxes	(5,746,378)	(1,121,060)	(913,804)
Income Taxes	—	—	—
Net Loss	$(5,746,378)	$(1,121,060)	$(913,804)
Loss Per Share:
Basic (weighted average shares — 100,000,000)	$(0.06)	$(0.01)	$(0.01)
Diluted (weighted average shares — 100,000,000)	$(0.06)	$(0.01)	$(0.01)

See notes to condensed financial statements.

FANTEX, INC. (DEVELOPMENT-STAGE ENTITY)

CONDENSED STATEMENTS OF STOCKHOLDER’S EQUITY

(Unaudited)

			Additional		Total
	Common Stock		Paid-in-	Accumulated	Stockholder’s
	Shares	Amount	Capital	Losses	Equity
Balance at September 14, 2012 (Inception)	—	$—	$—	$—	$—
Common stock	100,000,000	10,000	—		10,000
Contributions from Parent			1,053,023		1,053,023
Net losses			—	(1,063,023)	(1,063,023)
Balance at December 31, 2012	100,000,000	$10,000	$1,053,023	$(1,063,023)	$—
Contributions from Parent			4,335,169		4,335,169
Net losses			—	(3,562,295)	(3,562,295)
Balance at December 31, 2013	100,000,000	$10,000	$5,388,192	$(4,625,318)	$772,874
Contribution from Parent			975,563		975,563
Net losses			—	(1,121,060)	(1,121,060)
Balance at March 31, 2014	100,000,000	$10,000	$6,363,755	$(5,746,378)	$627,377

See notes to condensed financial statements.

FANTEX, INC. (DEVELOPMENT-STAGE ENTITY)

STATEMENTS OF CASH FLOWS

(Unaudited)

	Cumulative Amounts from September 14, 2012 (Inception) to March 31,	Three Months Ended March 31,
	2014	2014	2013

Operating Activities
Net loss	$(5,746,378)	$(1,121,060)	$(913,804)
Adjustments to reconcile net loss to net cash used in operating activities:
Expenses Contributed From Parent	4,373,755	975,563	913,804
Change in:
Prepaid Expenses	(162,838)	143,203	—
Net cash used in operating activities	(1,545,461)	(2,294)	—
Financing Activities
Contributed Capital	2,000,000	—	—
Net cash provided by financing activities	2,000,000	—	—
Net cash increase / (decrease) for period	464,539	(2,294)	—
Cash and Cash Equivalents at Beginning of Period	$—	$466,833	$—
Cash and Cash Equivalents at End of Period	$464,539	$464,539	$—
Cash Paid for Interest	$—	$—	—
Cash Paid for Taxes	$—	$—	—
Non-Cash Financing Activities:
Contributions from Parent	$4,373,755	$975,563	$913,804

See notes to financial statements.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

1. BUSINESS

Nature of Operations—Fantex, Inc. (the “Company” or “Fantex”) was incorporated in Delaware in September 2012 and is a wholly-owned subsidiary of Fantex Holdings, Inc. (the “Parent”). Fantex is a development-stage entity and has relied on the Parent to date to conduct its operations.

On November 1, 2013, the Company effected a 1,000,000 to 1 stock split of the Company’s common stock outstanding. All common stock share data included in these financial statements give retroactive effect to the stock split.

Fantex is a brand acquisition, marketing and brand development company whose focus is on acquiring minority interests in the income associated with the brands of professional athletes and entertainers (together with affiliated entities, the “Contract Party”) and assisting such individuals in enhancing the reach and value of the brands the Company acquires. The business operates in a single segment and its focus is on three core areas:

•                  evaluating, targeting and accessing individuals and brands with the potential to generate significant income associated with these brands, or brand income;

•                  acquiring minority interests in such brand income; and

•                  assisting the acquired brands in increasing their value via technology and through leveraging Fantex’s marketing, advertising and strategic partnering expertise.

The Company is currently managed by the Parent while it commences operations. The Company will continue to rely on the Parent to conduct its operations until such time as the Company’s revenues are sufficient to finance operations.

The Company operates under a management agreement with the Parent, pursuant to which Parent has agreed to provide Fantex with management and administrative services, including providing and compensating the Company’s executive management and other personnel, as well as services relating to information technology support, brand management and other support operations, facilities, human resources, tax planning and administration, accounting, treasury and insurance. The Company will begin to assume direct management and administrative responsibilities at such time in the future as the actual cost of these services is less than the service fee to Parent, which is not anticipated to occur until the Company begins to generate income from multiple contracts with the Contract Parties (“Brand Contracts”).

All expenses incurred for the three months ending March 31, 2013 and 2014 were paid by the Parent and allocated to Fantex based on the expenses incurred by Fantex in its operations. The allocations were based on the time spent by employees of the Parent on activities of Fantex and direct expenses incurred for the operations of Fantex. The expense allocations have been determined on the basis that Fantex and the Parent considered to be reasonable reflections of the utilization of services provided or the benefit received by Fantex. Management believes that the expenses allocated to Fantex are representative of the operating expenses it would have incurred had Fantex been operating on a stand-alone basis.

Certain Significant Risks and Uncertainties—The Company is in the developmental stage and as such has yet been able to demonstrate the long term viability of our business model. The Company can be affected by a variety of factors. Management of the Company believes that changes in any of the following areas could have a significant negative effect on the Company in terms of its future financial position, results of operations or cash flows:

•                  the ability to maintain an adequate rate of growth; the impact of the current economic climate on its business;

•                  the ability to effectively manage its growth;

•                  the ability to attract new Contract Parties;

•                  the ability to improve the performance of Contract Parties; and

•                  the impact of labor issues in any of the major professional sports leagues.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation— The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles the United States of America (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. The results of operations for any interim period are not necessarily indicative of the results of operations to be expected for the entire year. In the opinion of management, the unaudited financial statements reflect all adjustments (consisting of only normal recurring adjustments, except as disclosed) necessary for a fair presentation of Fantex’s condensed financial statements.

The condensed balance sheet at December 31, 2013 has been derived from the audited financial statements as of that date but does not include all of the information and footnotes required by GAAP for complete financial statements.

Use of Estimates—The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the amounts reported and disclosed in the financial statements and the accompanying notes. On an ongoing basis, management will evaluate these estimates, including those related to accounts receivable, fair values of brand contracts income taxes, and contingent liabilities, among others. Estimates will be based on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ materially from these estimates.

Cash and Cash Equivalents—Cash and cash equivalents include cash on hand, cash held in banks and highly liquid investments with original maturities at purchase of three months or less.

Income Taxes—Income taxes are accounted for under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. The current and deferred tax expense is presented under the separate return method. Under the separate return method, Fantex calculates its tax provision as if it were filing a separate tax return.

Deferred tax assets are recorded to the extent management believes these assets will more likely than not be realized. In making such a determination, all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations is considered. In the event it is determined that the Company would be able to realize deferred tax assets in the future, an adjustment to the deferred tax asset valuation allowance would be made, which would reduce the provision for income taxes.

Uncertain tax positions are recorded on the basis of a two-step process whereby (1) it is determined whether it is more likely than not that the tax positions will be sustained based on the technical merits of the position and (2) those tax positions that meet the more-likely-than-not recognition threshold, the largest amount of tax benefit that is greater than 50 percent likely to be realized upon ultimate settlement with the related tax authority would be recognized.

Comprehensive Income—Total comprehensive income (loss) consists of net loss and other comprehensive income (loss). For the periods presented herein the Company did not have any other comprehensive income (loss).

Fair Value Option—The brand contracts represent a right to receive certain cash flows from the Contract Parties, and therefore, the brand contracts meet the definition of a financial asset. As financial assets, the brand contracts are precluded from being accounted for as intangible assets. The Company has elected to adopt the fair value option to account for the brand contracts at fair value, with changes recognized in income (loss) from brand contracts in the Statement of Operations and presented as a separate line item. The Company believes that measurement of the brand contracts at fair value provides the most meaningful information to users of the financial statements, because the value of the brand contracts may increase or decrease over time based on future events. The Company believes that recognizing the change in fair value through net income or loss provides a better indicator of the performance of the brand contracts for a given year, enhances transparency, and is more in line with how the Company manages the risks of the brand contracts.

Fair Value of Financial Instruments—Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Where available, fair value is based on observable market prices or parameters or derived from such prices or parameters. Where observable prices or inputs are not available, valuation models are applied. These valuation models involve some level of management estimation and judgment, the degree of which is dependent on the price transparency for the instruments or market and the instruments’ complexity for disclosure purposes. Assets and liabilities in the balance sheet are categorized based upon the level of judgment associated with the inputs used to measure their value. Hierarchical levels, as defined under GAAP, are directly related to the amount of subjectivity associated with the inputs to fair valuations of these assets and liabilities, and are as follows:

Level 1—Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date. The types of assets generally included in this category are mutual funds.

Level 2—Inputs are other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar instruments in active markets, and inputs other than quoted prices that are observable for the asset or liability.

Level 3—Inputs are unobservable inputs for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability. The types of assets and liabilities generally included in this category are brand contracts.

A significant decrease in the volume and level of activity for the asset or liability is an indication that transactions or quoted prices may not be representative of fair value because in such market conditions there may be increased instances of transactions that are not orderly. In those circumstances, further analysis of transactions or quoted prices is needed, and a significant adjustment to the transactions or quoted prices may be necessary to estimate fair value.

The availability of observable inputs can vary depending on the financial asset or liability and is affected by a wide variety of factors, including, for example, the type of product, whether the product is new, whether the product is traded on an active exchange or in the secondary market, and the current market conditions. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and consideration of factors specific to the asset. The variability of the observable inputs affected by the factors described above may cause transfers between Levels 1, 2, and/or 3, which the Company recognizes at the end of the reporting period.

Depending on the relative liquidity in the markets for certain assets, the Company may classify assets as Level 3 if it determines that observable quoted prices, obtained directly or indirectly, are not available. The valuation models used for the assets and liabilities that are valued using Level 3 of the fair value hierarchy are described below.

Brand Contracts, at Estimated Fair Value:  Brand contracts, at estimated fair value, are initially valued at transaction price and are subsequently valued using observable market prices, if available, or internally developed models in the absence of readily observable market prices. Valuation models are generally based on a discounted cash flow approach, in which various internal and external factors are considered. Factors include key financial inputs and recent transactions for comparable brands. The Company utilizes several unobservable pricing inputs and assumptions in determining the fair value of its Level 3 investments. Some of these assumptions include, risk free cost of capital, length of playing career, length of post-career, future rates of inflation in salaries and endorsement contracts, and amounts that can be potentially realized in the future, and unsigned playing and endorsement contracts. These unobservable pricing inputs and assumptions may differ by brand contract and in the application of the Company’s valuation methodologies. The reported fair value estimates could vary materially if the Company had chosen to incorporate different unobservable pricing inputs or other assumptions, for applicable investments.

Valuation Process—The valuation process for the Company’s Level 3 measurements for assets and liabilities will be completed on no less than a quarterly basis and is designed to subject the valuation of Level 3 investments, including brand contracts, to an appropriate level of consistency, oversight and review. The Company’s internal investment professionals are responsible for estimating fair value based on various factors including:

•                  current playing contract including: amounts, duration, incentive provisions, guaranteed portions, if any, termination and other important terms;

•                  current endorsement contracts, if any, including: amounts, duration, contract terms;

•                  age of the individual associated with the brand and prospects for additional future contracts, both playing and endorsement;

•                  estimate of potential future playing and endorsement contracts, including: duration and value;

•                  position and data specific to that position focused on estimating longevity of career;

•                  reported contract value increases or decreases for other comparable players (by position and status they hold among their peers) in order to estimate future contract values; and

•                  risk free cost of capital.

In addition, a number of qualitative factors are considered to develop estimates used in the models including:

•                  the stated aspirations and goals of the contract party;

•                  certain intangibles of the contract party, including media relationships, communication ability, “likeability,” demand as a product endorser, personal drive and ambition;

•                  social footprint (for example, number of Twitter followers);

•                  the market in which the contract party performs and how that may impact the number and amount of endorsement opportunities;

•                  the reach of the brand of the contract party;

•                  value of TV contracts and the rate of growth in those contracts; and

•                  attendance trends in the contract party’s primary field of performance.

The Company considers all of these factors to estimate brand revenue for use in discounted cash flow models. These estimates include amounts based on existing contracts as well as estimates of amounts to be received for future contracts. With respect to existing contracts, the Company considers that certain amounts are reasonably assured of realization, but that most earnings from existing contracts depend on continued satisfactory performance. To determine the amount of the purchase price of a brand contract and a fair current value the Company applies discount rates to the estimates of earnings.

In general, lower discount rates are applied to amounts associated with existing contracts, particularly portions of those contracts that have a higher degree of certainty of payment, and higher discount rates to amounts associated with future potential earnings under existing contracts and to potential earnings under anticipated future contracts. Further, discount rates rise over time to reflect that uncertainty increases over time.

The Company’s internal investment professionals document their considerations of this data that is then reviewed by management, including the Chief Executive Officer and Chief Financial Officer. The approved valuation is used to negotiate the purchase price of the brand contract. The same valuation process is followed on no less than a quarterly basis to determine fair value of contracts entered into by the Company.

If the estimates of brand income are too high and/or the discount rates used in the calculation too low then the valuation of a brand contract may be too high, in which case the Company may pay too much for a brand contract.

Loss per share—The Company presents both basic and diluted loss per share (“EPS”) in its financial statements. Basic loss per share (“Basic EPS”) excludes dilution and is computed by dividing net loss by the weighted average number of shares outstanding for the period. The Company has no potentially dilutive common share options, unvested restricted common shares and convertible senior notes using the treasury method or if-converted method.

Income (Loss) From Brand Contracts—Following the effective date of the brand contract, revenues are recognized when cash or other considerations are received by the Contract Party under included contracts, which is the point at which the Company would have the right to receive and recognize its proportionate share of amounts received by the Contract Party. Other consideration received by the Contract Party under included contracts may include stock, automobiles, or other nonmonetary consideration. In the event nonmonetary consideration is received by the Contract Party, the Company will recognize income from brand contracts equal to its proportionate share of the estimated fair value of such consideration in either cash or such other consideration based on the contractual arrangement. Amounts due to the Company under a brand contract are either remitted directly from the source of such income or through payment by the Contract Party. Brand contracts stipulate that income once earned by the Company is not subject to recapture by the Contract Party. All amounts received by the Company from the Contract Party will be allocated between the contract as reduction in carrying value and income (loss) from brand contracts.

Cash received under the brand contract will either be recognized as a reduction in carrying value (i.e., a reduction in the brand contract asset) or income (loss) from brand contracts. Whether cash receipts will be recognized as a reduction in carrying value or income (loss) from brand contracts will depend on the timing of such cash receipt.

Additionally, the timing of changes in the estimates of future cash flows will impact whether cash receipts are recognized as a reduction in carrying value or as income (loss) from brand contracts. If for example we increase our estimate of future cash flows and such increased cash flows are not received until a future period, such increase will be recognized as income (loss) from brand contracts and the majority of such future cash flow will be recognized as a reduction in carrying value. If on the other hand our expected cash flows increase and was not foreseen and therefore not expected until the period in which the cash is actually received the entire cash amount will be recognized as income (loss) from brand contracts.

Expected cash flows will be based on the included contracts the contract party has in place and the expectations of future contracts. As it becomes more likely that the contract party will collect contracted amounts the expected discount rate will decrease. A decrease in the discount rate will result in the receipt of cash primarily being allocated to reduction in carrying value. The discount rates are determined at the purchase date and are revised each period based on the performance of the brand and the likelihood of collection of future contracted amounts.

Income (loss) from brand contracts are based on an estimate of expected cash flows and the associated expected discount rate. Changes in fair value resulting from changes in the expected performance of the brand or market factors are included in income (loss) from brand contracts in the statement of operations.

3. RELATED PARTY TRANSACTIONS

The Company will continue to rely on the Parent to conduct its operations until such time as the Company’s revenues are sufficient to finance operations. The Company operates under a management agreement with the Parent, pursuant to which Parent has agreed to provide Fantex with management and administrative services, including providing and compensating the Company’s executive management and other personnel, as well as services relating to information technology support, brand management and other support operations, facilities, human resources, tax planning and administration, accounting, treasury and insurance. The Company will begin to assume direct management and administrative responsibilities at such time in the future as the actual cost of these services is less than the service fee to Parent, which is not anticipated to occur until the Company begins to generate significant revenue from multiple brand contracts.

All expenses incurred for the three months ended March 31, 2013 and March 31, 2014 and the period from inception to March 31, 2014 were paid by the Parent and allocated to Fantex based on the expenses incurred by Fantex in its operations. The allocations were based on the time spent by employees of the Parent on activities of Fantex, the number of full time equivalent employees performing Fantex activities and direct expenses incurred for the operations of Fantex. The expense allocations have been determined on the basis that Fantex and the Parent considered to be reasonable reflections of the utilization of services provided or the benefit received by Fantex. Management believes that the expenses allocated to Fantex are representative of the operating expenses it would have incurred had Fantex been operated on a stand-alone basis.

During the three months ended March 31, 2013 and 2014, the Company incurred $913,804 and $975,563 of expenses directly related to its operations and paid by the Parent. The Company converted to capital the incurred expenses for the three months ended March 31, 2013 and 2014 paid by Parent. For the period from September 14, 2012 (Inception) to March 31, 2014 the Company incurred $4,373,755 of expenses directly related to is operations and paid by the Parent

During 2013 the five independent directors of the Company were granted an aggregate of 100,000 non-qualified options in the Fantex Holdings, Inc. 2012 Equity Incentive Plan. These options were granted with an exercise price equal to the fair market value of the Fantex Holdings Inc. common stock at the date of grant and have a 10 year contractual term. The stock options vest ratably over a 4 year period. The fair market value of stock options is estimated using the Black Scholes Merton valuation model and the Company used the following methods to determine its underlying assumptions: expected volatilities are based on the historical volatilities of the Daily closing price of the public common stock of companies believed comparable to Fantex Holdings, Inc.; the expected term of options granted is based on the simplified method of using the mid-point between the vesting term and the original contractual term and/or average time outstanding method; the risk-free interest rate is based on the U.S Treasury daily yield curve on the date of grant; and the expected dividend yield is based on the current dividend trend. Forfeitures are estimated at the time of grant and adjusted, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

The Company was allocated from the Parent $ 0 and $6,579 of stock compensation for the three months ended March 31, 2013 and 2014 respectively. The key assumptions used by the Parent in the valuation model to value the stock option grants were:

Expected Term:	6.02 years
Risk Free Rate:	1.75%
Weighted Average Volatility:	63.9%
Expected Forfeiture Rate:	35.0%
Expected Dividend Rate:	0%

The fair value of the options as computed under the Black-Scholes pricing model yielded $0.911. As of March 31, 2014 there are 82,615 shares remaining to be expensed over the remaining three-year vesting period.

4. INCOME TAXES

For the three months ended March 31, 2013 and 2014, the cumulative period from September 14, 2012 (inception) to March 31, 2014, no income tax expense or benefit was recognized.

At the periods ended below deferred tax assets consisted of the following:

	March 31, 2013	March 31, 2014
Deferred tax assets:
Net operating loss carry-forward	$860,000	$2,226,000
Valuation allowance	$(860,000)	$(2,226,000)
Total deferred tax assets	$—	$—

Because of the Company’s limited operating history and cumulative loss, management believes it is more likely than not that the remaining deferred tax asset will not be realized, therefore, the Company provided a full valuation allowance of $860,000 and $2,226,000 on the deferred tax asset as of March 31, 2013 and 2014, respectively. The federal statutory income tax rate of 35% is offset by the valuation allowance to reconcile to the effective income tax rate of 0%.

As of March 31, 2014 we have federal and state income tax net operating loss carryforwards of $1,777,000 and $435,000 which will expire at various dates from 2032 through 2034. Such net operating loss carryforwards expire as follows:

2032	$460,000
2033	$1,267,000
2034	$486,000
$2,213,000

The Company adopted a policy to classify accrued interest and penalties as part of the accrued liability for uncertain tax positions, if any, in the provision for income taxes. No accrued interest or penalties were recorded as of March 31, 2013 or 2014. The Company does not anticipate any significant changes to the unrecognized tax benefits within 12 months of this reporting date.

The Company files income tax returns in federal and state jurisdictions. At March 31, 2013 and 2014, all tax years were open and may be subject to potential examination in one or more jurisdictions. There are no ongoing examinations by taxing authorities at this time.

5. STOCKHOLDER’S EQUITY

The Parent received 100,000,000 shares of Fantex’s common stock in exchange for services provided for the benefit of Fantex of $10,000.

6. COMMITMENTS AND CONTINGENCIES

On February 28, 2013 Fantex entered into a brand contract with Arian Foster, a professional football player in the National Football League (“NFL”) and The Ugly Duck, LLC, a professional services company affiliated with Arian Foster (together, “Arian Foster”). The brand contract entitles Fantex to 20% of the income that Arian Foster receives from and after February 28, 2013 as a result of his activities in the NFL and related fields (the “Acquired Brand Income,” or “ABI”), including salary and wages from being a football player, broadcasting or coaching and the use of Arian Foster’s name, voice, likeness, biography or talents for purposes of advertising and trade, including without limitation sponsorships, endorsements, merchandising and appearances, subject to certain exceptions.

As consideration for future ABI under the brand contract, Fantex agreed to pay Arian Foster a one-time cash amount of $10.0 million (less $0.5 million to be held in escrow until six consecutive payments of brand amounts have been timely delivered to Fantex) contingent upon Fantex’s ability to obtain financing. Fantex will have no further financial obligations to Arian Foster under the brand contract once this payment is made, other than certain obligations to indemnify Arian Foster. According to the terms of the brand contract, Arian Foster is not obligated to make payments to the Company until the upfront payment is made by the Company; as such there is no currently obligated payment due to Fantex by Arian Foster. Amounts received by Arian Foster subsequent to the signing of the brand contract will be subject to payment to the Company once the upfront payment is made.

On October 30, 2013 Fantex entered into a brand contract with Vernon Davis, a professional football player in the NFL and The Duke Marketing, LLC, a professional services company affiliated with Vernon Davis (together, “Vernon Davis”). The brand contract entitles Fantex to 10% of the income that Vernon Davis receives from and after October 30, 2013 as a result of his activities in the NFL and related fields (“ABI”), including salary and wages from being a football player, broadcasting or coaching and the use of Arian Foster’s name, voice, likeness, biography or talents for purposes of advertising and trade, including without limitation sponsorships, endorsements, merchandising and appearances, subject to certain exceptions.

As consideration for future ABI under the brand contract, on May 2, 2014, Fantex paid Vernon Davis a one-time cash amount of $4.0 million (less $0.2 million to be held in escrow until six consecutive payments of brand amounts have been timely delivered to Fantex). Fantex will have no further financial obligations to Vernon Davis under the brand contract, other than certain obligations to indemnify Vernon Davis. According to the terms of the brand contract, Vernon Davis was not obligated to make payments to the Company until the upfront payment is made by the Company. Amounts received by Vernon Davis subsequent to the signing of the brand contract are, however, subject to payment to the Company.On May 5, 2014, Vernon Davis paid the Company approximately $0.4 million in ABI under the brand contract for the period between October 30, 2013 and April 28, 2014.

On February 14, 2014 Fantex entered into a brand contract with Erik “EJ” Manuel, Jr., a professional football player in the NFL and Kire Enterprises, LLC, a professional services company affiliated with Erik “EJ” Manuel, Jr. (together, “Erik “EJ” Manuel, Jr.”). The brand contract entitles Fantex to 10% of the income that Erik “EJ” Manuel, Jr. receives from and after February 14, 2014 as a result of his activities in the NFL and related fields (“ABI”), including salary and wages from being a football player, broadcasting or coaching and the use of Erik “EJ” Manuel, Jr.’s name, voice, likeness, biography or talents for purposes of advertising and trade, including without limitation sponsorships, endorsements, merchandising and appearances, subject to certain exceptions.

As consideration for future ABI under the brand contract, Fantex agreed to pay Erik “EJ” Manuel, Jr. a one-time cash amount of $4.98 million (less $0.2 million to be held in escrow until six consecutive payments of brand amounts have been timely delivered to Fantex) contingent upon Fantex’s ability to obtain financing. Fantex will have no further financial obligations to Erik “EJ” Manuel, Jr. under the brand contract once this payment is made, other than certain obligations to indemnify Erik “EJ” Manuel, Jr. According to the terms of the brand contract, Erik “EJ” Manuel, Jr. is not obligated to make payments to the Company until the upfront payment is made by the Company; as such there is no currently obligated payment due to Fantex by Erik “EJ” Manuel, Jr. Amounts received by Erik “EJ” Manuel, Jr. subsequent to the signing of the brand contract will be subject to payment to the Company once the upfront payment is made.

7. SUBSEQUENT EVENTS

. On April 28, 2014, Fantex, Inc. successfully completed the initial public offering of 421,100 shares of its Fantex Series Vernon Davis Convertible Tracking Stock (“Fantex Series Vernon Davis”) raising gross proceeds of $4.2 million. The total net proceeds from the offering after deducting the underwriters’ discounts was $4.0 million.  Our Parent purchased 102,454 shares for $1.02 million of the Fantex Series Vernon Davis in the offering.

On May 2, 2014, as consideration for future ABI under the brand contract, Fantex paid Vernon Davis $4.0 million (less $0.2 million to be held in escrow until six consecutive months of payments of brand amounts have been timely delivered to Fantex).

On May 5, 2014, Mr. Davis paid us approximately $0.4 million in ABI due to us under the brand contract for the period between October 30, 2013 (date of brand contract) through April 28, 2014. As discussed in our offering document, we intend to attribute 95% of this ABI to the Fantex Series Vernon Davis tracking stock with the remaining 5% to be attributed to the Fantex platform common stock.

On May 14, 2014 Fantex, Inc. entered into a brand contract with Mohamed Sanu, a professional a professional football player in the NFL. The brand contract entitles Fantex to 10% of the income that Mohamed Sanu. receives from and after May 14, 2014 as a result of his activities in the NFL and related fields ( “ABI”), including salary and wages from being a football player, broadcasting or coaching and the use of Mohamed Sanu’s name, voice, likeness, biography or talents for purposes of advertising and trade, including without limitation sponsorships, endorsements, merchandising and appearances, subject to certain exceptions.

As consideration for future ABI under the brand contract, Fantex agreed to pay Mohamed Sanu. a one-time cash amount of $1.56 million (less $78,000 to be held in escrow until six consecutive payments of brand amounts have been timely delivered to Fantex) contingent upon Fantex’s ability to obtain financing. Fantex will have no further financial obligations to Mohamed Sanu under the brand contract once this payment is made, other than certain obligations to indemnify Mohamed Sanu. According to the terms of the brand contract, Mohamed Sanu is not obligated to make payments to the Company until the upfront payment is made by the Company; as such there is no currently obligated payment due to Fantex by Mohamed Sanu. Amounts received by Mohamed Sanu subsequent to the signing of the brand contract will be subject to payment to the Company once the upfront payment is made.

On May 27, 2014, the Board of Directors of the Company declared a cash dividend of $0.70 per share of Fantex Series Vernon Davis. The dividend is payable to holders of Fantex Series Vernon Davis at the close of business on August 15, 2014 and will be paid to such stockholders on August 18, 2014.

ITEM 1B: Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. and Arian Foster and his affiliate The Ugly Duck, LLC dated February 28, 2013

The accompanying Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. (“Fantex”) and Arian Foster and his affiliate The Ugly Duck, LLC (together, the “Contract Party”) dated February 28, 2013 (the “Brand Contract”), present the cash or other considerations received by the Contract Party from included contracts subject to the Brand Contract for the three months ended March 31, 2014 and 2013 (“Statements of Cash Receipts from Included Contracts”).

These Statements of Cash Receipts from Included Contracts reflect the historical cash receipts of the Contract Party that would have been subject to the Brand Contract with Fantex had the brand contract been in place beginning January 1, 2012. The Statements of Cash Receipts from Included Contracts reflect the gross amount received by the Contract Party subject to the Brand Contract. Had the brand contract been in place beginning January 1, 2012, and subject to the following consideration regarding expired contracts, Fantex would have been entitled to receive 20% of the gross amount received by the Contract Party. The Statements of Cash Receipts from Included Contracts do not reflect earnings of the Contract Party under contracts that had expired and not been renewed as of the signing date of the Brand Contract, as it is not possible to determine if the Contract Party would have excluded these contracts from the Brand Contract. The amounts reflected in the Statements of Cash Receipts from Included Contracts are not necessarily indicative of future cash receipts that will be subject to the Brand Contract.

Investors in our Fantex Series Arian Foster are investing in Fantex and not in the Brand Contract or Arian Foster. However, Fantex Series Arian Foster is intended to track and reflect the separate economic performance of the assets to be attributed to the Arian Foster Brand. Only Fantex will have rights under the Brand Contract and recourse against Arian Foster.

Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. and Arian Foster and his affiliate The Ugly Duck, LLC dated February 28, 2013

(Unaudited)

(Amounts in thousands)

	Three Months Ended March 31,
	2014	2013
RECEIPTS FROM INCLUDED CONTRACTS SUBJECT TO THE BRAND CONTRACT
Contractual National Football League (NFL) player receipts	$618	$606
Contractual NFL player signing bonus receipts	—	—
Contractual NFL post regular season receipts	—	69
Contractual NFL player performance incentives receipts	—	94
Total receipts from NFL player contract	618	769
Receipts from other included contracts	43	328
TOTAL RECEIPTS FROM INCLUDED CONTRACTS SUBJECT TO THE BRAND CONTRACT	$661	$1,097

The notes are an integral part of these statements

Notes to Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. and Arian Foster and his affiliate The Ugly Duck, LLC dated February 28, 2013 (Unaudited)

Note 1. Basis of Presentation

The accompanying Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. (“Fantex”) and Arian Foster and his affiliate The Ugly Duck, LLC (together, the “Contract Party”) dated February 28, 2013 (the “Brand Contract”), present the cash or other considerations received by the Contract Party from included contracts (see Note 2) subject to the Brand Contract for the three months ended March 31, 2014 and 2013 (“Statements of Cash Receipts from Included Contracts”).

Unaudited Interim Financial Statements—The accompanying interim Statements of Cash Receipts from Included Contracts for the three months ended March 31, 2014 and March 31, 2013 and the related information contained in the notes to the statements are unaudited. The unaudited interim information has been prepared on the same basis as the annual Statements of Cash Receipts from Included Contracts and, in the opinion of management, reflects all adjustments, which include only normal recurring adjustments, necessary to present fairly the Statements of Cash Receipts from Included Contracts for the three months ended March 31, 2014 and 2013. Management has evaluated subsequent events for potential recognition or disclosure in the accompanying unaudited Statements of Cash Receipts from Included Contracts through May 30, 2014.

The Brand Contract will entitle Fantex to 20% of the Contract Party’s cash or other considerations received from included contracts from the effective date of the Brand Contract and cash or other considerations received from future contracts resulting from certain activities of the Contract Party. These certain activities, defined under the terms of the Brand Contract as the “Field,” include activities in connection with being a football player, broadcasting, coaching, motion pictures, television, radio, music, literary, talent engagements, personal appearances, public appearances in places of amusement and entertainment, records and recording, publications, and the use of Contract Party’s name, voice, likeness, biography or talents for purposes of advertising and trade, including without limitation sponsorships, endorsements and appearances, and any other activities in which Contract Party uses its name, likeness or reputation to generate cash or other considerations received, unless such activities are specifically excluded by the Brand Contract. In the event that there is any ambiguity as to whether an activity is in the Field, Fantex and the Contract party shall discuss in good faith to consider whether such activity is of the type typically performed by the Contract Party in the principal business (such activities may include sports casting, coaching, acting as spokesperson, etc.). If a resolution is not reached within 30 days from the initial discussions Fantex or the Contract Party may remit the matter to arbitration.

These Statements of Cash Receipts from Included Contracts reflect the historical cash receipts of the Contract Party that would have been subject to the Brand Contract with Fantex had the brand contract been in place beginning January 1, 2012. The Statements of Cash Receipts from Included Contracts reflect the gross amount received by the Contract Party subject to the Brand Contract. Had the brand contract been in place beginning January 1, 2012, and subject to the following consideration regarding expired contracts, Fantex would have been entitled to receive 20% of the gross amount received by the Contract Party. The Statements of Cash Receipts from Included Contracts do not reflect earnings of the Contract Party under contracts that had expired and not been renewed as of the signing date of the Brand Contract, as it is not possible to determine if the Contract Party would have excluded these contracts from the Brand Contract.

The Statements of Cash Receipts from Included Contracts includes cash receipts related to the signing bonus of the Contract Party with the Houston Texans prior to the signing of the Brand Contract but not the payment made subsequent to the signing. The payment of the signing bonus was included in the currently existing contract between the Contract Party and the Houston Texans (the “Texans Contract”), and not part of a previously expired contract. The Texans Contract provided for the signing bonus in four separate payments. The final payment of $6.25 million, made subsequent to the signing of the Brand Contract, was specifically excluded from the Brand Contract. Therefore, as the Texans Contract was not expired and the only amount pertaining to the Texans Contract that was specifically excluded was the final payment of the signing bonus, the final payment of the signing bonus has been excluded from the Statement of Cash Receipts from Included Contracts. Future contracts with teams in the National Football League that include signing bonuses will be subject to the Brand Contract.

The effectiveness of the Brand Contract is subject to the successful acquisition of financing, which Fantex intends to acquire by conducting a registered public offering (“Offering”) of tracking stock intended to track and reflect the separate economic performance of the assets to be attributed to the Arian Foster Brand, unless such condition is otherwise waived by Fantex. If the Offering is not successful the Brand Contract is not expected to be effective and in such case Fantex will not have rights to collect any future cash receipts under the Brand Contract.

These Statements of Cash Receipts from Included Contracts were prepared from the historical records of the Contract Party and are not intended to be a complete presentation of the Contract Party’s cash receipts. Cash receipts will only be earned by Fantex under the Brand Contract subsequent to the effective date of the Brand Contract. In the event the Contract Party does not receive cash, or other considerations no amounts are due to Fantex. No other considerations were received under the included contracts for the three months ended March 31, 2014 and 2013. The Statements of Cash Receipts from Included Contracts are presented in accordance with accounting principles generally accepted in the United States of America.

Note 2. Summary of Significant Accounting Policies

Contractual National Football League (NFL) player receipts—These receipts are recorded based on the cash received by the Contract Party for being on the roster for NFL games, paid on a bi-weekly basis throughout the season.

Contractual NFL signing bonus receipts—These receipts are recorded based on the cash received for the signing of the Contract Party’s NFL contract, paid on multiple dates as set forth in the NFL contract.

Contractual NFL post regular season receipts—These receipts are recorded based on the cash received for participation in post season games and awards (i.e Pro Bowl).

Contractual NFL player performance incentives receipts— These receipts are recorded based on the cash received from the roster bonus included in the Contract Party’s NFL contract. The roster bonus is $31,250 for each regular season game the Contract Party is on the active roster, paid on a bi-weekly basis throughout the season, up to a maximum bonus of $500,000 in any season during the NFL contract period.

Receipts from other included contracts—These receipts are recorded based on the cash, or other considerations received from the Contract Party’s other contracts subject to the Brand Contract, such as endorsements and cash received from NFL Players, Inc. for licensing the image and likeness of the Contract Party.

Included Contracts—included contracts are those that are effective upon the date that the Brand Contract was executed by Fantex and the Contract Party and that are included in the Brand Contract. For contracts that existed at the signing on February 28, 2013 of the Brand Contract that are renewals of previous contracts with the same counterparty, those prior contracts, which relate to periods prior to the signing of the Brand Contract, have been considered included contracts.

Note 3. Subsequent events

Fantex has evaluated activity after March 31, 2014 until the date of issuance of the Statements of Cash Receipts from Included Contracts on May 30, 2014. Fantex is not aware of any events that have occurred subsequent to March 31, 2014 that would require adjustments to or disclosures in the Statements of Cash Receipts from Included Contracts.

ITEM 1C: Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. and Vernon Davis and his affiliate The Duke Marketing,  LLC dated October 30, 2013

The accompanying Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. (“Fantex”) and Vernon Davis and his affiliate The Duke Marketing, LLC (together, the “Contract Party”) dated October 30, 2013 (the “Brand Contract”), present the cash or other considerations received by the Contract Party from included contracts subject to the Brand Contract for the three months ended March 31, 2014 and 2013 (“Statements of Cash Receipts from Included Contracts”).

These Statements of Cash Receipts from Included Contracts reflect the historical cash receipts of the Contract Party that would have been subject to the Brand Contract with Fantex had the brand contract been in place beginning January 1, 2012. The Statements of Cash Receipts from Included Contracts reflect the gross amount received by the Contract Party subject to the Brand Contract. Had the brand contract been in place beginning January 1, 2012, and subject to the following consideration regarding expired contracts, Fantex would have been entitled to receive 10% of the gross amount received by the Contract Party. The Statements of Cash Receipts from Included Contracts do not reflect earnings of the Contract Party under contracts that had expired and not been renewed as of the signing date of the Brand Contract, as it is not possible to determine if the Contract Party would have excluded these contracts from the Brand Contract. The amounts reflected in the Statements of Cash Receipts from Included Contracts are not necessarily indicative of future cash receipts that will be subject to the Brand Contract.

Investors in our Fantex Series Vernon Davis are investing in Fantex and not in the Brand Contract or Vernon Davis. However, Fantex Series Vernon Davis is intended to track and reflect the separate economic performance of the assets to be attributed to the Vernon Davis Brand. Only Fantex will have rights under the Brand Contract and recourse against Vernon Davis.

Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. and Vernon Davis and his affiliate The Duke Marketing, LLC dated October 30, 2013

(Unaudited)

(Amounts in thousands)

	Three Months Ended March 31,
	2014	2013
RECEIPTS FROM INCLUDED CONTRACTS SUBJECT TO THE BRAND CONTRACT
Contractual National Football League (NFL) player receipts	$—	$—
Contractual NFL player signing bonus receipts	—	—
Contractual NFL post regular season receipts	86	156
Contractual NFL player performance incentives receipts	—	26
Total receipts from NFL player contract	86	182
Receipts from other included contracts	96	64
TOTAL RECEIPTS FROM INCLUDED CONTRACTS SUBJECT TO THE BRAND CONTRACT	$182	$246

The notes are an integral part of these statements

Notes to Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. and Vernon Davis and his affiliate The Duke Marketing, LLC dated October 30, 2013 (Unaudited)

Note 1. Basis of Presentation

The accompanying Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. (“Fantex”) and Vernon Davis and his affiliate The Duke Marketing, LLC (together, the “Contract Party”) dated October 30, 2013 (the “Brand Contract”), present the cash or other considerations received by the Contract Party from included contracts (see Note 2) subject to the Brand Contract for the three months ended March 31, 2014 and 2013 (“Statements of Cash Receipts from Included Contracts”).

Unaudited Interim Financial Statements—The accompanying interim Statements of Cash Receipts from Included Contracts for the three months ended March 31, 2014 and March 31, 2013 and the related information contained in the notes to the statements are unaudited. The unaudited interim information has been prepared on the same basis as the annual Statements of Cash Receipts from Included Contracts and, in the opinion of management, reflects all adjustments, which include only normal recurring adjustments, necessary to present fairly the Statements of Cash Receipts from Included Contracts for the three months ended March 31, 2014 and 2013. Management has evaluated subsequent events for potential recognition or disclosure in the accompanying unaudited Statements of Cash Receipts from Included Contracts through May 30, 2014.

The Brand Contract entitles Fantex to 10% of the Contract Party’s cash or other considerations received from included contracts from the effective date of the Brand Contract and cash or other considerations received from future contracts resulting from certain activities of the Contract Party (“Acquired Brand Income” or “ABI”). These certain activities, defined under the terms of the Brand Contract as the “Field,” include activities in or substantially related to being a football player, broadcasting, coaching, motion pictures, television, radio, music, literary, talent engagements, personal appearances, public appearances in places of amusement and entertainment, records and recording, publications, and the use or license of Contract Party’s name, voice, likeness, biography or talents for purposes of advertising and trade, including without limitation sponsorships, endorsements and appearances, and any other activities in which Contract Party uses or licenses its name, likeness or reputation to generate cash or other considerations received, unless such activities are specifically excluded by the Brand Contract. In the event that there is any ambiguity as to whether an activity is in the Field, Fantex and the Contract party shall discuss in good faith to consider whether such activity is of the type typically performed by the Contract Party in the principal business (such activities may include sports casting, coaching, acting as spokesperson, etc.). If a resolution is not reached within 30 days from the initial discussions Fantex or the Contract Party may remit the matter to arbitration.

These Statements of Cash Receipts from Included Contracts reflect the historical cash receipts of the Contract Party that would have been subject to the Brand Contract with Fantex had the brand contract been in place beginning January 1, 2012. The Statements of Cash Receipts from Included Contracts reflect the gross amount received by the Contract Party subject to the Brand Contract. Had the brand contract been in place beginning January 1, 2012, and subject to the following consideration regarding expired contracts, Fantex would have been entitled to receive 10% of the gross amount received by the Contract Party. The Statements of Cash Receipts from Included Contracts do not reflect earnings of the Contract Party under contracts that had expired and not been renewed as of the signing date of the Brand Contract, as it is not possible to determine if the Contract Party would have excluded these contracts from the Brand Contract.

The effectiveness of the Brand Contract is subject to the successful acquisition of financing, which Fantex intends to acquire by conducting a registered public offering (“Offering”) of tracking stock intended to track and reflect the separate economic performance of the assets to be attributed to the Vernon Davis Brand, unless such condition is otherwise waived by Fantex. If the Offering is not successful the Brand Contract is not expected to be effective and in such case Fantex will not have rights to collect any future cash receipts under the Brand Contract.

These Statements of Cash Receipts from Included Contracts were prepared from the historical records of the Contract Party and are not intended to be a complete presentation of the Contract Party’s cash receipts. Cash receipts will only be earned by Fantex under the Brand Contract subsequent to the effective date of the Brand Contract. In the event the Contract Party does not receive cash, or other considerations no amounts are due to Fantex. No other considerations were received under the included contracts for the three months ended March 31, 2014 or 2013. The Statements of Cash Receipts from Included Contracts are presented in accordance with accounting principles generally accepted in the United States of America.

Note 2. Summary of Significant Accounting Policies

Contractual National Football League (NFL) player receipts—These receipts are recorded based on the cash received by the Contract Party for being on the roster for NFL games, paid on a bi-weekly basis throughout the season. Other receipts such as being on the roster for playoff and Pro Bowl games are also included.

Contractual NFL signing bonus receipts—These receipts are recorded based on the cash received for the signing of the Contract Party’s NFL contract, paid on multiple dates as set forth in the NFL contract.

Contractual NFL post regular season receipts—These receipts are recorded based on the cash received for participation in post season games and awards (i.e. Pro Bowl).

Contractual NFL player performance incentives receipts—These receipts are recorded based on the cash received from various incentives included in the Contract Party’s NFL contract such as roster bonus and off-season workout bonus. The roster bonus is $25,000 for each regular season game the Contract Party is on the active roster, paid on a bi-weekly basis throughout the season, up to a maximum bonus of $400,000 in any season during the NFL contract period. The off-season workout bonus is $200,000 paid in a lump sum amount if Mr. Davis participates in at least 90% of the club’s off season conditioning program sessions.

Receipts from other included contracts—These receipts are recorded based on the cash, or other considerations received from the Contract Party’s other contracts subject to the Brand Contract, such as endorsements and cash received from NFL Players, Inc. for licensing the image and likeness of the Contract Party.

Included Contracts—Included contracts are those that are effective upon the date that the Brand Contract was executed by Fantex and the Contract Party and that are included in the Brand Contract. For contracts that existed at the signing on October 30, 2013 of the Brand Contract that are renewals of previous contracts with the same counterparty, those prior contracts, which relate to periods prior to the signing of the Brand Contract, have been considered included contracts.

Note 3. Subsequent events

On April 28, 2014, Fantex, Inc. closed the initial public offering of its Fantex Series Vernon Davis raising gross proceeds of $4.2 million.  As consideration for future ABI under the brand contract, Fantex paid Vernon Davis $4.0 million (less $0.2 million to be held in escrow until six consecutive months of payments of brand amounts have been timely delivered to Fantex). On May 5, 2014, Vernon Davis paid Fantex approximately $0.4 million to cover the ABI from and after October 30, 2013 (inception) to April 28, 2014. 102,454 shares of the Fantex Series Vernon Davis were purchased by the Parent in the offering for $1.02 million.

Fantex has evaluated activity after March 31, 2014 until May 30, 2014 and other than the event described above. Fantex is not aware of any events that have occurred subsequent to March 31, 2014 that would require adjustments to or disclosures in the Statement of Cash Receipts from Included Contracts.

ITEM 1D: Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. and Erik “EJ” Manuel Jr. and his affiliate Kire Enterprises, LLC dated February 14, 2014

The accompanying Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. (“Fantex”) and Erik “EJ” Manuel, Jr.  and his affiliate Kire Enterprises, LLC (together, the “Contract Party”) dated February 14, 2014 (the “Brand Contract”), present the cash or other considerations received by the Contract Party from included contracts subject to the Brand Contract for the three months ended March 31, 2014 and 2013 (“Statements of Cash Receipts from Included Contracts”).

These Statements of Cash Receipts from Included Contracts reflect the historical cash receipts of the Contract Party that would have been subject to the Brand Contract with Fantex had the brand contract been in place beginning January 1, 2013. The Statements of Cash Receipts from Included Contracts reflect the gross amount received by the Contract Party subject to the Brand Contract. Had the brand contract been in place beginning January 1, 2013, and subject to the following consideration regarding expired contracts, Fantex would have been entitled to receive 10% of the gross amount received by the Contract Party. The Statements of Cash Receipts from Included Contracts do not reflect earnings of the Contract Party under contracts that had expired and not been renewed as of the signing date of the Brand Contract, as it is not possible to determine if the Contract Party would have excluded these contracts from the Brand Contract. The amounts reflected in the Statements of Cash Receipts from Included Contracts are not necessarily indicative of future cash receipts that will be subject to the Brand Contract. No amounts would be subject to the Brand Contract prior to January 1, 2013 because the Contract Party was not engaged in brand income generating activities until 2013.

Investors in our Fantex Series EJ Manuel are investing in Fantex and not in the Brand Contract or EJ Manuel. However, Fantex Series EJ Manuel is intended to track and reflect the separate economic performance of the assets to be attributed to the EJ Manuel Brand. Only Fantex will have rights under the Brand Contract and recourse against EJ Manuel.

Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. and Erik “EJ” Manuel Jr. and his affiliate Kire Enterprises, LLC dated February 14, 2014

(Unaudited)

(Amounts in thousands)

	Three Months Ended March 31,
	2014	2013
RECEIPTS FROM INCLUDED CONTRACTS SUBJECT TO THE BRAND CONTRACT
Contractual National Football League (NFL) player receipts	$—	$—
Contractual NFL player signing bonus receipts	—	—
Contractual NFL post regular season receipts	—	—
Contractual NFL player performance incentives receipts	—	—
Total receipts from NFL player contract	—	—
Receipts from other included contracts	198	—
TOTAL RECEIPTS FROM INCLUDED CONTRACTS SUBJECT TO THE BRAND CONTRACT	$198	$—

The notes are an integral part of these statements

Notes to Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. and Erik “EJ” Manuel, Jr. and his affiliate Kire Enterprises, LLC dated February 14, 2014 (Unaudited)

Note 1. Basis of Presentation

The accompanying Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. (“Fantex”) and Erik “EJ” Manuel, Jr. and his affiliate Kire Enterprises, LLC (together, the “Contract Party”) dated February 14, 2014 (the “Brand Contract”), present the cash or other considerations received by the Contract Party from included contracts (see Note 2) subject to the Brand Contract for the three months ended March 31, 2014 and 2013 (“Statements of Cash Receipts from Included Contracts”).

Unaudited Interim Financial Statements—The accompanying interim Statements of Cash Receipts from Included Contracts for the three months ended March 31, 2014 and March 31, 2013 and the related information contained in the notes to the statements are unaudited. The unaudited interim information has been prepared on the same basis as the annual Statements of Cash Receipts from Included Contracts and, in the opinion of management, reflects all adjustments, which include only normal recurring adjustments, necessary to present fairly the Statements of Cash Receipts from Included Contracts for the three months ended March 31, 2014 and 2013. Management has evaluated subsequent events for potential recognition or disclosure in the accompanying unaudited Statements of Cash Receipts from Included Contracts through May 30, 2014.

The Brand Contract will entitle Fantex to 10% of the Contract Party’s cash or other considerations received from included contracts from the effective date of the Brand Contract and cash or other considerations received from future contracts resulting from certain activities of the Contract Party. These certain activities, defined under the terms of the Brand Contract as the “Field,” include activities in connection with being a football player, broadcasting, coaching, motion pictures, television, radio, music, literary, talent engagements, personal appearances, public appearances in places of amusement and entertainment, records and recording, publications, and the use of Contract Party’s name, voice, likeness, biography or talents for purposes of advertising and trade, including without limitation sponsorships, endorsements and appearances, and any other activities in which Contract Party uses its name, likeness or reputation to generate cash or other considerations received, unless such activities are specifically excluded by the Brand Contract. In the event that there is any ambiguity as to whether an activity is in the Field, Fantex and the Contract party shall discuss in good faith to consider whether such activity is of the type typically performed by the Contract Party in the principal business (such activities may include sports casting, coaching, acting as spokesperson, etc.). If a resolution is not reached within 30 days from the initial discussions Fantex or the Contract Party may remit the matter to arbitration.

These Statements of Cash Receipts from Included Contracts reflect the historical cash receipts of the Contract Party that would have been subject to the Brand Contract with Fantex had the brand contract been in place beginning January 1, 2013. The Statements of Cash Receipts from Included Contracts reflect the gross amount received by the Contract Party subject to the Brand Contract. Had the brand contract been in place beginning January 1, 2013, and subject to the following consideration regarding expired contracts, Fantex would have been entitled to receive 10% of the gross amount received by the Contract Party. The Statements of Cash Receipts from Included Contracts do not reflect earnings of the Contract Party under contracts that had expired and not been renewed as of the signing date of the Brand Contract, as it is not possible to determine if the Contract Party would have excluded these contracts from the Brand Contract.

The effectiveness of the Brand Contract is subject to the successful acquisition of financing, which Fantex intends to acquire by conducting a registered public offering (“Offering”) of tracking stock intended to track and reflect the separate economic performance of the assets to be attributed to the EJ Manuel Brand, unless such condition is otherwise waived by Fantex. If the Offering is not successful the Brand Contract is not expected to be effective and in such case Fantex will not have rights to collect any future cash receipts under the Brand Contract.

These Statements of Cash Receipts from Included Contracts were prepared from the historical records of the Contract Party and are not intended to be a complete presentation of the Contract Party’s cash receipts. Cash receipts will only be earned by Fantex under the Brand Contract subsequent to the effective date of the Brand Contract. In the event the Contract Party does not receive cash, or other considerations no amounts are due to

Fantex. No other considerations were received under the included contracts for the three months ended March 31, 2014 and 2013. The Statements of Cash Receipts from Included Contracts are presented in accordance with accounting principles generally accepted in the United States of America.

Note 2. Summary of Significant Accounting Policies

Contractual National Football League (NFL) player receipts—These receipts are recorded based on the cash received by the Contract Party for being on the roster for NFL games, paid on a bi-weekly basis throughout the season.

Contractual NFL signing bonus receipts—These receipts are recorded based on the cash received for the signing of the Contract Party’s NFL contract, paid on multiple dates as set forth in the NFL contract.

Receipts from other included contracts—These receipts are recorded based on the cash, or other considerations received from the Contract Party’s other contracts subject to the Brand Contract, such as endorsements and cash received from NFL Players, Inc. for licensing the image and likeness of the Contract Party.

Included Contracts—Included contracts are those that are effective upon the date that the Brand Contract was executed by Fantex and the Contract Party and that are included in the Brand Contract. For contracts that existed at the signing on February 14, 2014 of the Brand Contract that are renewals of previous contracts with the same counterparty, those prior contracts, which relate to periods prior to the signing of the Brand Contract, have been considered included contracts.

Note 3. Subsequent events

Fantex has evaluated activity after March 31, 2014 until the date of issuance of the Statements of Cash Receipts from Included Contracts on May 30, 2014. Fantex is not aware of any events that have occurred subsequent to March 31, 2014 that would require adjustments to or disclosures in the Statements of Cash Receipts from Included Contracts.

ITEM 1E: Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. and Mohamed Sanu dated May 14, 2014

The accompanying Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. (“Fantex”) and Mohamed Sanu (the “Contract Party”) dated May 14, 2014 (the “Brand Contract”), present the cash or other considerations received by the Contract Party from included contracts subject to the Brand Contract for the three months ended March 31, 2014 and 2013 (“Statements of Cash Receipts from Included Contracts”).

These Statements of Cash Receipts from Included Contracts reflect the historical cash receipts of the Contract Party that would have been subject to the Brand Contract with Fantex had the brand contract been in place beginning January 1, 2012. The Statements of Cash Receipts from Included Contracts reflect the gross amount received by the Contract Party subject to the Brand Contract. Had the brand contract been in place beginning January 1, 2012, and subject to the following consideration regarding expired contracts, Fantex would have been entitled to receive 10% of the gross amount received by the Contract Party. The Statements of Cash Receipts from Included Contracts do not reflect earnings of the Contract Party under contracts that had expired and not been renewed as of the signing date of the Brand Contract, as it is not possible to determine if the Contract Party would have excluded these contracts from the Brand Contract. The amounts reflected in the Statements of Cash Receipts from Included Contracts are not necessarily indicative of future cash receipts that will be subject to the Brand Contract.

Investors in our Fantex Series Mohamed Sanu are investing in Fantex and not in the Brand Contract or Mohamed Sanu. However, Fantex Series Mohamed Sanu is intended to track and reflect the separate economic performance of the assets to be attributed to the Mohamed Sanu Brand. Only Fantex will have rights under the Brand Contract and recourse against Mohamed Sanu.

Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. and Mohamed Sanu dated May 14, 2014

(Unaudited)

(Amounts in thousands)

	Three Months Ended March 31,
	2014	2013
RECEIPTS FROM INCLUDED CONTRACTS SUBJECT TO THE BRAND CONTRACT
Contractual National Football League (NFL) player receipts	$—	$—
Contractual NFL player signing bonus receipts	—	141
Contractual NFL player performance incentive payments		55
Contractual NFL post regular season receipts	23	20
Total receipts from NFL player contract	23	216
Receipts from other included contracts	7	33
TOTAL RECEIPTS FROM INCLUDED CONTRACTS SUBJECT TO THE BRAND CONTRACT	$30	$249

The notes are an integral part of these statements

Notes to Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. and Mohamed Sanu dated May 14, 2014 (Unaudited)

Note 1. Basis of Presentation

The accompanying Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. (“Fantex”) and Mohamed Sanu (the “Contract Party”) dated May 14, 2014 (the “Brand Contract”), present the cash or other considerations received by the Contract Party from included contracts (see Note 2) subject to the Brand Contract for the three months ended March 31, 2014 and 2013 (“Statements of Cash Receipts from Included Contracts”).

Unaudited Interim Financial Statements—The accompanying interim Statements of Cash Receipts from Included Contracts for the three months ended March 31, 2014 and March 31, 2013 and the related information contained in the notes to the statements are unaudited. The unaudited interim information has been prepared on the same basis as the annual Statements of Cash Receipts from Included Contracts and, in the opinion of management, reflects all adjustments, which include only normal recurring adjustments, necessary to present fairly the Statements of Cash Receipts from Included Contracts for the three months ended March 31, 2014 and 2013. Management has evaluated subsequent events for potential recognition or disclosure in the accompanying unaudited Statements of Cash Receipts from Included Contracts through May 30, 2014.

The Brand Contract will entitle Fantex to 10% of the Contract Party’s cash or other considerations received from included contracts from the effective date of the Brand Contract and cash or other considerations received from future contracts resulting from certain activities of the Contract Party. These certain activities, defined under the terms of the Brand Contract as the “Field,” include activities in or substantially related to being a football player, broadcasting, coaching, motion pictures, television, radio, music, literary, talent engagements, personal appearances, public appearances in places of amusement and entertainment, records and recording, publications, and the use or license of Contract Party’s name, voice, likeness, biography or talents for purposes of advertising and trade, including without limitation sponsorships, endorsements and appearances, and any other activities in which Contract Party uses or licenses its name, likeness or reputation to generate cash or other considerations received, unless such activities are specifically excluded by the Brand Contract. In the event that there is any ambiguity as to whether an activity is in the Field, Fantex and the Contract party shall discuss in good faith to consider whether such activity is of the type typically performed by the Contract Party in the principal business (such activities may include sports casting, coaching, acting as spokesperson, etc.). If a resolution is not reached within 30 days from the initial discussions Fantex or the Contract Party may remit the matter to arbitration.

These Statements of Cash Receipts from Included Contracts reflect the historical cash receipts of the Contract Party that would have been subject to the Brand Contract with Fantex had the brand contract been in place beginning January 1, 2012. The Statements of Cash Receipts from Included Contracts reflect the gross amount received by the Contract Party subject to the Brand Contract. Had the brand contract been in place beginning January 1, 2012, and subject to the following consideration regarding expired contracts, Fantex would have been entitled to receive 10% of the gross amount received by the Contract Party. The Statements of Cash Receipts from Included Contracts do not reflect earnings of the Contract Party under contracts that had expired and not been renewed as of the signing date of the Brand Contract, as it is not possible to determine if the Contract Party would have excluded these contracts from the Brand Contract.

The Statement of Cash Receipts form Included Contracts includes cash receipts related to the performance bonus of the Contract Party prior to the signing of the Brand Contract. A payment of approximately $55,000 was made in 2013 for performance during the 2012 season as defined under Article 28 of the Collective Bargaining agreement between the NLF and the NFL Players’ Association. In 2014, a similar payment of approximately $159,000 for 2013 performance was deferred until 2016 and not reflected in the Statement of Cash Receipts from Included Contracts. The agreement with Fantex specifically excluded the 2013 performance bonus payment from ABI when ultimately collected in 2016. Any future performance bonuses will be subject to the brand contract.

The effectiveness of the Brand Contract is subject to the successful acquisition of financing, which Fantex intends to acquire by conducting a registered public offering (“Offering”) of tracking stock intended to track and reflect the separate economic performance of the assets to be attributed to the Mohamed Sanu Brand, unless such condition is otherwise waived by Fantex. If the Offering is not successful the Brand Contract is not expected to be effective and in such case Fantex will not have rights to collect any future cash receipts under the Brand Contract.

These Statements of Cash Receipts from Included Contracts were prepared from the historical records of the Contract Party and are not intended to be a complete presentation of the Contract Party’s cash receipts. Cash receipts will only be earned by Fantex under the Brand Contract subsequent to the effective date of the Brand Contract. In the event the Contract Party does not receive cash, or other considerations no amounts are due to Fantex. No other considerations were received under the included contracts for the three months ended March 31, 2014  or 2013. The Statements of Cash Receipts from Included Contracts are presented in accordance with accounting principles generally accepted in the United States of America.

Note 2. Summary of Significant Accounting Policies

Contractual National Football League (NFL) player receipts—These receipts are recorded based on the cash received by the Contract Party for being on the roster for NFL games, paid on a bi-weekly basis throughout the season.

Contractual NFL signing bonus receipts—These receipts are recorded based on the cash received for the signing of the Contract Party’s NFL contract, paid on multiple dates as set forth in the NFL contract.

Contractual NFL post regular season receipts—These receipts are recorded based on the cash received for participation in post season games and awards (i.e. Pro Bowl).

Contractual NFL player performance incentives receipts— These receipts are recorded based on the cash received from the performance bonus received under Article 28 of the NFLPA Collective Bargaining Agreement with the NFL.

Receipts from other included contracts—These receipts are recorded based on the cash, or other considerations received from the Contract Party’s other contracts subject to the Brand Contract, such as endorsements and cash received from NFL Players, Inc. for licensing the image and likeness of the Contract Party.

Included Contracts—Included contracts are those that are effective upon the date that the Brand Contract was executed by Fantex and the Contract Party and that are included in the Brand Contract. For contracts that existed at the signing on February 14, 2014 of the Brand Contract that are renewals of previous contracts with the same counterparty, those prior contracts, which relate to periods prior to the signing of the Brand Contract, have been considered included contracts.

Note 3. Subsequent events

Fantex has evaluated activity after March 31, 2014 until the date of issuance of the Statements of Cash Receipts from Included Contracts on May 30, 2014. Fantex is not aware of any events that have occurred subsequent to March 31, 2014 that would require adjustments to or disclosures in the Statements of Cash Receipts from Included Contracts.

ITEM 2: MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our unaudited financial statements and related notes for the three months ended March 31, 2014 and 2013 and the audited financial statements, related notes and Management’s Discussion and Analysis for the years ended December 31, 2013 and 2012. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed below.

Overview

We are a brand acquisition, marketing and brand development company whose focus is on acquiring minority interests in the income associated with the brands of professional athletes and entertainers and assisting such individuals in enhancing the reach and value of the brands we acquire. The business operates in a single segment and our focus is on three core areas:

•                  evaluating, targeting and accessing individuals and brands with the potential to generate significant income associated with these brands, or brand income;

•                  acquiring minority interests in such brand income; and

•                  assisting our acquired brands in increasing their value via technology and through leveraging our marketing, advertising and strategic partnering expertise.

We were incorporated on September 14, 2012 in Delaware as a wholly-owned subsidiary of Fantex Holdings, our parent. Fantex Holdings was incorporated in Delaware on April 9, 2012 and is headquartered in San Francisco, California. We are currently a development-stage entity and have to date relied on our parent to conduct our operations through its employees To date, our operations have consisted of evaluating, targeting and accessing brands and negotiating the acquisition of minority interests in those brands that meet our criteria. To date, we have entered into brand contracts with each of the following parties:

Contract Party	Primary Career	Effective Date of Brand Contract	Brand Income % Payable to Us Under the Contract	Purchase Price for the Brand Contract
Mohamed Sanu	Wide Receiver for the Cincinnati Bengals	May 14 2014	10%	$1.56 million
EJ Manuel and his affiliated professional services company, Kire Enterprises LLC	Quarterback for the Buffalo Bills	February 14, 2014	10%	$4.98 million
Vernon Davis and his affiliated professional services company, The Duke Marketing LLC	Tight end for the San Francisco Forty Niners	October 30, 2013	10%	$4.00 million
Arian Foster and his affiliated professional services company, The Ugly Duck, LLC	Running back for the Houston Texans	February 28, 2013	20%	$10.00 million

Each of the foregoing contracts, except with Vernon Davis, is contingent upon obtaining financing to fund the acquisition of our interest in the brand income under the brand contract. On April 28, 2014 the Company successfully raised $4.2 million in an initial public offering of 421,100 shares of Fantex Series Vernon Davis at 10.00 per share. On May 2, 2014, the Company paid Vernon Davis $4.0 million (less $0.2 million to be held in escrow until six months of consecutive payments due under the brand contract have been timely delivered to us). On May 5, 2014, Vernon Davis paid the Company approximately $0.4 million as brand income from and after October 30, 2014 and prior to the date of payment under his brand contract with the Company.

We intend to enter into additional brand contracts in the future and we are actively pursuing these brand contracts, although as of May 30, 2014 we have no current commitments to enter into another brand contract. Any brand contracts that we enter into in the future with other parties, who we refer to as contract parties, are also expected to be contingent upon obtaining financing to fund the acquisition of the interest in the brand income of the respective brands. We intend to finance the acquisition of additional brand income through the issuance of additional tracking stocks linked to the value of such brand income.

We operate under a management agreement with our parent, who has agreed to provide us with management and administrative services, including providing and compensating our executive management and other personnel as well as services relating to information technology support, brand management and other support, operations, facilities, human resources, tax planning and administration, accounting, treasury and insurance. We will begin to assume management and administrative tasks at such time in the future as the actual cost of these services is less than our service fee to Fantex Holdings, which we do not anticipate will occur until we begin to generate significant cash flows from multiple brand contracts. However, if our parent is unable to perform any of the services that they are required to perform under the management agreement, due to financial difficulty or otherwise, then we may be forced to assume management and administrative tasks, and incur additional expenses, sooner than we anticipate. Until such time, we will continue to rely on our parent to conduct our operations in accordance with the management agreement.

Results of Operations

Three months ended March 31, 2013 and 2014.

We have little operational history and are not currently generating revenues. Results of operations for the three months ended March 31, 2013 and 2014 reflect costs incurred to develop our business. All such costs to date have been allocated to us from our parent, which has identified all activities and costs related to our operations. Expenses such as personnel and facility costs were primarily allocated based on the estimated number of full time equivalent (FTE) employees working on activities associated with us. All personnel costs were allocated based on an estimated percentage of time spent on our activities. Facility costs were allocated based on the FTE associated with us as a percentage of all employees of our parent. All other costs were specifically identified and charged to us as determined appropriate by management. All estimates are deemed to be reasonable and reflect, in the best judgment of our management, the costs associated with our activities.

We currently have no employees, but are being supported by personnel employed by our parent. Personnel costs for the three months ended March 31, 2014 increased approximately $231,000 over the same period in 2013. Approximately $110,000 of this increase was due to three employees of our parent company not drawing salaries in period ended March 31, 2013. The remainder of the increase was due to the increase in the FTE activities related to brand contract acquisitions, valuations, marketing and brand building and becoming a public company.

Our parent company allocated the cost of three FTE to the Company in the three month period ended March 31, 2013 and seven FTE in the three month period ended March 31, 2014. We anticipate an increase in FTE allocation as our operations continue to grow over the remainder of the year.

Three stockholders of our parent serve as our officers, including as our chief executive officer and the chief financial officer. Although these individuals purchased founders stock in Fantex Holdings upon formation of our parent or received grants of options in our parent, prior to June 1, 2013 they had received no compensation for their services from either us or our parent. In the three months ended March 31, 2013 the allocation of expenses from our parent for personnel does not include imputed costs for these officers, but does include other costs incurred by our parent for those officers, such as travel, benefits and facilities expenses. Our parent began to pay cash compensation to our officers on June 1, 2013 and is reflected in the allocation of costs for the three months ended March 31, 2014.

The most significant costs incurred by us or our parent to date were for professional services, including but not limited to legal, accounting and marketing services. Our parent incurred, and allocated to us, for the three months ended March 31, 2014 and 2013 $685,958 and $744,738 respectively, representing a decrease of approximately $59,000 or 7.9%.  A decrease in legal and accounting costs for the three month period in 2014 compared to 2013 of approximately $450,000 offset the increase in brand marketing expenses of approximately $391,000. Legal and accounting costs in the first quarter of 2013 included costs to established the regulatory and accounting processes for the Company. Such costs were not experienced in 2014 resulting in the large decrease in the period over period amounts. The marketing expenses increased due to the promotional activities surrounding the Company launch of its first athlete brand with Vernon Davis, in late January, 2014 and the signing of a brand contract with Erik “EJ” Manuel, Jr. in late February, 2014. We believe that our overall professional services related spending will continue increase over time as we ramp our athlete brand pipeline over the coming years and continue to build our regulatory and accounting infrastructure.

In the three months ended March 31, 2014 we have been allocated approximately $126,000 of general expenses or an increase of approximately $35,000 from the three months ended March 31, 2013. The general and administrative expenses consist primarily of the allocation of facility and travel related costs.  The increase was split evenly between (i) higher facilities related costs due to FTE growth and (ii) increased travel activities due to the launch of the Company’s first athlete brand and ongoing increases in our business development efforts. We believe that as we expand our operations these costs will continue to increase over the coming quarters.

As the operations of Fantex mature, we expect to continue to incur expenses of the type and nature described above. In addition, we expect to incur service fees pursuant to our management agreement with our parent. We also expect to build internal staff and begin to incur expenses on our own behalf to administer our brand contracts, including: supporting cash collection, ensuring all sources of brand income subject to our agreement are identified, potential disclosures are identified and brought to management’s attention, and that our contract rights are enforced.

Liquidity and Capital Resources

To date, we have relied exclusively on our parent for liquidity and capital resources. Our parent contributed capital in the amount of $6.4 million from inception through March 31, 2014 and $1.0 million in the three months ended March 31, 2014.  The contributed capital includes indirect expenses paid by our parent on our behalf, as well as an equity cash contribution of $2.0 million on April 3, 2013 to provide working capital to finance our operating expenses.

From inception through March 31, 2014, the Company has reimbursed the parent approximately $1.6 million of direct costs of operations. For the three months ended March 31, 2014 and 2013, the Company did not reimburse the parent and approximately $1.0 million and $0.9 million of expenses, respectively, were contributed to capital. Our parent company will continue to fund our liquidity and capital resource needs either through direct cash contributions, non-cash contributed capital for direct and indirect expenses, or a combination of both..

On April 28, 2014, we successfully completed our initial public offering for Fantex Series Vernon Davis. The Company sold 421,100 shares for $4.21 million from which it paid underwriting costs of $0.2 million and $4.0 million to Vernon Davis. On May 5, 2014, Mr. Davis paid us approximately $0.4 million in acquired brand income due to us under the brand contract for the period October 30, 2013 (date of brand contract) through April 28, 2014. As discussed in our offering document, we intend to attribute 95% of this ABI to the Fantex Series Vernon Davis tracking stock with the remaining 5% to be attributed to the Fantex platform common stock. On May 29, 2014 we learned that Vernon Davis would not qualify for the 2014 work out bonus available under his current contract with the San Francisco 49ers. As a result, we will not be receiving $20,000 in ABI as anticipated in the second quarter of 2014. This does not have a material impact on the Company’s liquidity or capital resources.

On May 27, 2014, the Board of Directors of the Company declared a cash dividend of $0.70 per share. The dividend is payable to holders of Fantex Series Vernon Davis at the close of business on August 15, 2014, the dividend record date, and the dividend will be paid to such stockholders on August 18, 2014. Based on the Company’s current financial condition and its current operations, the foregoing dividend payment is not expected to have a material impact on the Company’s liquidity or capital resources.

We are not committed to any capital expenditures and certain agreements, such as rental commitments, are in the name of our parent. We expect, however, that our operations (excluding upfront payments under future brand contracts) will continue to consume substantial amounts of cash as we aggressively build our platform of brands and our internal marketing, compliance and other administrative functions. From and after April 28, 2014, we have been operating under a management agreement with our parent, pursuant to which our parent has agreed to provide us with certain management and administrative services, including providing and compensating our executive management and other personnel, as well as services relating to information technology support, brand management and other support operations, facilities, human resources, tax planning and administration, accounting, treasury and insurance. We will pay our parent a fee equal to 5% of the amount of gross cash received by us, if any, for such services under the management agreement.

We will begin to assume management and administrative tasks at such time in the future as the actual cost of these services is less than our service fee to Fantex Holdings, which we do not anticipate would occur until we begin to generate significant cash flows from multiple brand contracts. However, if our parent is unable to perform any of the services that they are required to perform under the management agreement, due to financial difficulty or otherwise, then we may be forced to assume management and administrative tasks, and incur additional expenses, sooner than we anticipate. Until such time, we will continue to rely on our parent to conduct our operations in accordance with the management agreement. We are dependent on the continued support of our parent; at this time our parent intends to continue to fund operations for at least the next 12 months. Our parent has no obligation to continue to finance our operations, and they do not intend to continue to finance our operations or provide us any other assistance, except as required under our management agreement with them.

We believe the net proceeds from our offerings together with existing cash and cash equivalents and our parent’s capital contributions will be sufficient to fund our projected operating expenses for the next 12 months. However, if our operating and other expenses are higher than we expect or our cash receipts from brand contracts are lower than we expect then we may also need to raise additional funds sooner.

In addition, any brand contracts that we enter into in the future with other contract parties will require us to make substantial upfront payments to acquire the ABI under such brand contracts. We do not, and following any offering we do not expect to have, the necessary funds that we would need to make any of these upfront payments under future brand contracts. Therefore, we expect that our future brand contracts will be contingent upon obtaining financing to fund the acquisition of the ABI in the respective brands, and we intend to finance these acquisitions through the issuance of additional tracking stock linked to the value of such brands.

Until such time as our operations generate sufficient cash to meet the liquidity needs of our business, if ever, we expect to finance future cash needs through existing cash balances and reliance on our parent.

In addition, cash received under our brand contracts may be subject to seasonal variation. For example, the salary under NFL contracts is usually paid out in even installments during the course of the NFL season, or as a signing bonus according to varying schedules. The NFL season occurs primarily in the third and fourth quarters of each calendar year and therefore, we expect that there will be seasonal fluctuations in our attributed income.

Critical Accounting Policies

Our financial statements have been prepared in conformity with accounting principles generally accepted in the United States (GAAP). The preparation of financial statements in conformity with GAAP requires our management to make estimates and assumptions that affect the amounts reported and disclosed in the financial statements. On an ongoing basis, management will evaluate these estimates, including those related to accounts receivable, fair values of financial instruments, income taxes, and contingent liabilities, among others. Estimates will be based on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ materially from these estimates.  The critical accounting policies requiring estimates, assumptions and judgments that we believe have the most significant impact on our financial statements are described below.

Income Taxes

Income taxes are accounted for under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

Deferred tax assets are recorded to the extent management believes these assets will more likely than not be realized. In making such a determination, all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations is considered. In the event it is determined that we would be able to realize deferred tax assets in the future, an adjustment to the deferred tax asset valuation allowance would be made, which would reduce the provision for income taxes.

Uncertain tax positions are recorded on the basis of a two-step process whereby (1) it is determined whether it is more likely than not that the tax positions will be sustained based on the technical merits of the position and (2) those tax positions that meet the more-likely-than-not recognition threshold, the largest amount of tax benefit that is greater than 50 percent likely to be realized upon ultimate settlement with the related tax authority would be recognized.

Fair Value Option

The brand contracts represent a right to receive certain cash flows from the contract parties, and therefore, the brand contracts meet the definition of a financial asset under GAAP. As financial assets, the brand contracts are precluded from being accounted for as intangible assets. We have elected to account for the brand contracts using the fair value option, with changes in fair value recognized in the statement of operations. We believe measurement of the brand contracts at fair value provides the most meaningful information to users of our financial statements, because the value of the brand contracts may increase or decrease over time based on future events. We believe that the change in fair value through net income or loss provides a better indicator of the performance of the brand contracts for a given period, enhances transparency, and is more in line with how we manage the risks of the brand contracts.

Fair Value of Financial Instruments

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Where available, fair value is based on observable market prices or parameters or derived from such prices or parameters. Where observable prices or inputs are not available, valuation models are applied. These valuation models involve some level of management estimation and judgment, the degree of which is dependent on the price transparency for the instruments or market and the instruments’ complexity for disclosure purposes. Assets and liabilities in the balance sheet are categorized based upon the level of judgment associated with the inputs used to measure their value. Hierarchical levels, as defined under GAAP, are directly related to the amount of subjectivity associated with the inputs to fair valuations of these assets and liabilities, and are as follows:

•                  Level 1—Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date. The types of assets generally included in this category are mutual funds.

•                  Level 2—Inputs are other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar instruments in active markets, and inputs other than quoted prices that are observable for the asset or liability.

•                  Level 3—Inputs are unobservable inputs for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability. The types of assets and liabilities generally included in this category are our brand contracts.

A significant decrease in the volume and level of activity for the asset or liability is an indication that transactions or quoted prices may not be representative of fair value because in such market conditions there may be increased instances of transactions that are not orderly. In those circumstances, further analysis of transactions or quoted prices is needed, and a significant adjustment to the transactions or quoted prices may be necessary to estimate fair value.

The availability of observable inputs can vary depending on the financial asset or liability and is affected by a wide variety of factors, including, for example, the type of product, whether the product is new, whether the product is traded on an active exchange or in the secondary market, and the current market conditions. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by our management in determining fair value is greatest for instruments categorized in Level 3. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety. Our management’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and consideration of factors specific to the asset. The variability of the observable inputs affected by the factors described above may cause transfers between Levels 1, 2, and/or 3, which our management recognizes at the end of the reporting period.

Depending on the relative liquidity in the markets for certain assets, our management may classify assets as Level 3 if they determine that observable quoted prices, obtained directly or indirectly, are not available. The valuation models used for the assets and liabilities that are valued using Level 3 of the fair value hierarchy are described below.

Valuation Process

The valuation process involved in Level 3 measurements for assets and liabilities would be completed on no less than a quarterly basis and is designed to subject the valuation of Level 3 investments, including our brand contracts, to an appropriate level of consistency, oversight and review.

Our internal investment professionals, which include employees of both Fantex and our parent, Fantex Holdings, are responsible for estimating fair value based on various factors including:

•                  current playing contract including: amounts, duration, incentive provisions, guaranteed portions, if any, termination and other important terms;

•                  current endorsement contracts, if any, including: amounts, duration, contract terms;

•                  age and health (including injuries) of the individual associated with the brand, duration of career to date and prospects for additional future contracts, both playing and endorsement;

•                  our estimate of potential future playing and endorsement contracts, including duration and value;

•                  position and data specific to that position focused on estimating longevity of career;

•                  reported contract value increases or decreases for other comparable players (by position and status they hold among their peers (e.g. All Pro, MVP, franchise player and the like)) in order to estimate future contract values; and

•                  risk free cost of capital.

In addition, we consider a number of qualitative factors to develop estimates used in our models, including:

•                  the stated aspirations and goals of the contract party;

•                  certain intangibles of the contract party, including media relationships, communication ability, “likeability,” demand as a product endorser, personal drive and ambition;

•                  social footprint (for example, number of Twitter followers);

•                  the market in which the contract party performs and how that may impact the number and amount of endorsement opportunities;

•                  the reach of the brand of the contract party;

•                  value of TV contracts and the rate of growth in those contracts; and

•                  attendance trends in the contract party’s primary field of performance.

We consider all of these factors to estimate brand income for use in a discounted cash flow model. These estimates include amounts based on existing contracts as well as our estimates of amounts to be received for anticipated future contracts. With respect to existing contracts we consider that certain amounts are reasonably assured of realization, but that most earnings from existing contracts depend on continued satisfactory performance. To determine the amount of the purchase price of a brand contract and a fair current value we apply discount rates to our estimates of earnings.

In general, we apply lower discount rates to amounts associated with existing contracts, particularly portions of those contracts that have a higher degree of certainty of payment, and higher discount rates to amounts associated with future potential earnings under existing contracts and to potential earnings under anticipated future contracts. Further, discount rates rise over time to reflect that uncertainty increases over time.

The investment professionals, which include employees of both Fantex and our parent, Fantex Holdings, will document their considerations of this data and it is then reviewed by a valuation committee consisting of management of our parent, Fantex Holdings, and our officers, including our chief executive officer and chief financial officer. We then utilize the approved valuation as a basis to negotiate the purchase price of a brand contract. We will follow the same process on no less than a quarterly basis to estimate the fair value of the brand contracts that are then in effect.

If our estimates of brand income are too high and/or the discount rates we use in our calculations too low then our valuation of a brand contract may be too high.

Contractual Obligations

Our principal contractual obligations are limited to our obligations under our management agreement with our parent and our brand contracts with Mohamed Sanu, EJ Manuel, Vernon Davis and Arian Foster. We are not committed to any future capital expenditures, including rental commitments, which are solely in the name of our parent.

Arian Foster Brand Contract

We must pay $10.0 million to Arian Foster upon the consummation of the offering of our Fantex Series Arian Foster Convertible Tracking Stock. This brand agreement will expire on June 30, 2014 unless we complete a successful offering or it is extended by both parties. We will have no further financial obligation to Arian Foster under his brand contract once this payment has been made, other than certain indemnity obligations. We have evaluated the impact of these indemnities on our financial statements and determined that they are not material.

Vernon Davis Brand Contract

As discussed above and in the notes to the financial statements on May 2, 2014, we paid Vernon Davis a one-time cash amount of $4.0 million (less $0.2 million to be held in escrow until six months of consecutive payments due under the brand contract have been timely delivered to us) as consideration for the ABI under our brand contract with him and received $0.4 million from Vernon Davis as ABI from October 30, 2013 (date of brand contract) through April 28, 2014. We will have no further financial obligation to Vernon Davis under the brand contract once this payment has been made, other than certain indemnity obligations. We have evaluated the impact of these indemnities on our financial statements and determined that they are not material.

Erik “EJ” Manuel, Jr. Brand Contract

We must pay $4.98 million to EJ Manuel upon the consummation of the offering of our Fantex Series EJ Manuel Convertible Tracking Stock. We will have no further financial obligation to Erik “EJ” Manuel, Jr. under the brand contract once this payment has been made, other than certain indemnity obligations. We have evaluated the impact of these indemnities on our financial statements and determined that they are not material.

Mohamed Sanu Brand Contract

We must pay $1.56 million to Mohamed Sanu upon the consummation of the offering of our Fantex Series Mohamed Sanu Convertible Tracking Stock. We will have no further financial obligation to Mohamed Sanu under the brand contract once this payment has been made, other than certain indemnity obligations. We have evaluated the impact of these indemnities on our financial statements and determined that they are not material.

Management Agreement

We have entered into a management agreement with our parent, pursuant to which our parent has agreed to provide us with management and administrative services, including providing and compensating our executive management and other personnel, as well as services relating to information technology support, brand management and support operations, facilities, human resources, tax planning and administration, accounting, treasury and insurance. We have agreed to pay our parent 5% of the amount of the gross cash received by us, if any, pursuant to our brand contracts during any quarterly period as remuneration for the services provided. The amount of gross cash received used to calculate this 5% fee will include any portion allocated to reduction of carrying value but shall not take into account the changes in fair value of the brand contracts. As such, the service fee under the management agreement will be determined based on the total amount of cash received under the brand contracts in a given quarterly period prior to any adjustments for fair value and without regard to the expected cash receipts in such quarter as reflected in the financial statements for that quarter. We may evaluate the service fee from time to time to assess the continued appropriateness of the percentage of our cash receipts upon which the service fee is calculated, in light of the services being provided by our parent at the time and the cost of those services.

The agreement will have an initial term through December 31, 2014, and will automatically renew for successive one-year terms each December 31 unless either party provides written notice of its intent not to renew at least three months prior to such renewal. We may also terminate any specific service and/or the agreement, without penalty, with 30 days prior written notice to Fantex Holdings. Fantex Holdings may terminate any specific service and/or the agreement with 180 days prior written notice to us, but if we, using our commercially reasonable efforts, are unable to either perform the services ourselves or enter into a reasonable arrangement with a third party to perform the services that we are unable perform ourselves, then Fantex Holdings will continue to perform such services for an additional period of 180 days.

The agreement contains certain provisions requiring us to indemnify our parent with respect to all losses or damages arising from acts not constituting bad faith, willful misconduct, or gross negligence. We have evaluated the impact of these indemnities on our financial statements and determined that they are remote. The management agreement became effective upon the consummation of our first initial public offering on April 28, 2014.

ITEM 4: Controls and Procedures

Based on their evaluation as of the end of the period covered by this quarterly report on Form 10-Q, Fantex Inc.’s principal executive officer and principal financial officer have concluded that Fantex Inc.’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934) are effective to ensure that information required to be disclosed by Fantex, Inc. in the reports that it files or submits under the Securities Exchange Act of 1934 is recorded, processed, summarized, and reported within the time periods specified in Securities and Exchange Commission rules and forms and that such information is accumulated and communicated to Fantex Inc.’s management, including its principal executive and principal financial officers, as appropriate to allow timely decisions regarding required disclosure. Additionally, as of the end of the period covered by this report, Fantex, Inc.’s principal executive officer and principal financial officer have concluded that there have been no changes in Fantex Inc.’s internal control over financial reporting that occurred during Fantex Inc.’s first fiscal quarter that have materially affected, or are reasonably likely to materially affect, Fantex Inc.’s internal control over financial reporting.

PART II — OTHER INFORMATION

ITEM 1. Legal Proceedings

We may from time to time be involved in various legal proceedings of a character normally incident to the ordinary course of our business. We are not currently a party to any material litigation or other material legal proceedings.

ITEM 2: Unregistered Sales of Equity Securities and Use of Proceeds

Unregistered Sales of Equity Securities

None.

Use of Proceeds

On April 28, 2014, the Securities and Exchange Commission declared effective our registration statement on Form S-1 (File No. 333-192476), as amended, filed in connection with the offering of our Fantex Series Vernon Davis. Pursuant to the registration statement, we registered the offer and sale of 421,100 shares of our Fantex Series Vernon Davis with an aggregate offering price of $4.21 million. After deducting underwriting discounts, commissions and offering expenses paid or payable by us of approximately $0.2 million, the net proceeds from the offering were $4.0 million. No offering expenses were paid or are payable, directly or indirectly, to our directors or officers, to persons owning 10% or more of any class of our equity securities or to any of our affiliates.

On May 2, 2014, as consideration for future ABI under the brand contract, Fantex paid Vernon Davis the net proceeds of $4.0 million (less $0.2 million to be held in escrow until six consecutive months of payments of brand amounts have been timely delivered to Fantex). There has been no material change in the expected use of the net proceeds from our offering as described in our registration statement on Form S-1.

Issuer Purchases of Equity Securities

Not applicable.

ITEM 3: Default Upon Senior Securities

None.

ITEM 4. Mine Safety Disclosures

Not applicable.

ITEM 5. Other Information

None.

ITEM 6. Exhibits

Exhibit Number	Exhibit Description

3.1†	Amended and Restated Certificate of Incorporation of Fantex, Inc.

3.2**	Amended and Restated Bylaws of Fantex, Inc.

3.3††	Form of Certificate of Designation for Fantex Series Arian Foster.

3.4	Certificate of Designation for Fantex Series Vernon Davis.

3.5††	Form of Certificate of Designation for Fantex Series EJ Manuel.

3.6	Form of Certificate of Designation for Fantex Series Mohamed Sanu.

10.1**	Management Agreement, dated July 10, 2013, by and between Fantex, Inc. and Fantex Holdings, Inc.

10.2††	Brand Agreement effective as of February 14, 2014 by and between Erik R. Manuel, Jr., Kire Enterprises LLC and Fantex, Inc.

10.3	Brand Agreement effective as of May 14, 2014 by and between Mohamed Sanu and Fantex, Inc.

10.4††	Escrow Agreement by and among Fantex, Inc., American Stock Transfer & Trust Company, LLC, Fantex Brokerage Services, LLC and Wells Fargo Bank, National Association.

10.5+**	Form of Indemnification Agreement between Fantex, Inc. and each of its directors, officers and certain employees.

10.6+**	Fantex, Inc. 2013 Equity Incentive Award Plan.

10.7+**	Form of Stock Option Agreement under the 2013 Equity Incentive Award Plan.

10.8+**	Form of Restricted Stock Award Agreement under the 2013 Equity Incentive Award Plan.

31.1	Certification of Chief Executive Officer of Fantex, Inc., as required by Rule 13a-14(a) or Rule 15d-14(a).

31.2	Certification of Chief Financial Officer of Fantex, Inc., as required by Rule 13a-14(a) or Rule 15d-14(a).

32.1*

Certification by the Chief Executive Officer and Chief Financial Officer, as required by Rule 13a-14(b) or Rule 15d-14(b) and Section 1350 of Chapter 36 of Title 18 of the United States Code (18 U.S.C. §1350).

101.INS***	XBRL Instance Document.

101.SCH***	XBRL Taxonomy Extension Schema Document.

101.CAL***	XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF***	XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB***	XBRL Taxonomy Extension Labels Linkbase Document.

101.PRE***	XBRL Taxonomy Extension Presentation Linkbase Document.

+	Indicates management contract or compensatory plan.

**	Previously filed by Fantex, Inc. as an exhibit to its Registration Statement on Form S-1, as amended (File No. 333-191772), as filed with the Securities and Exchange Commission on October 17, 2013.

†	Previously filed by Fantex, Inc. as an exhibit to its Registration Statement on Form S-1, as amended (File No. 333-192476), as filed with the Securities and Exchange Commission on November 21, 2013.

††	Previously filed by Fantex, Inc. as an exhibit to its Registration Statement on Form S-1, as amended (File No. 333-194256), as filed with the Securities and Exchange Commission on March 3, 2014.

*

The certification attached as Exhibit 32.1 that accompanies this Quarterly Report on Form 10-Q is not deemed filed with the SEC and is not to be incorporated by reference into any filing of Fantex, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this Form 10-Q, irrespective of any general incorporation language contained in such filing.

***

Pursuant to Rule 406T of Regulation S-T, the XBRL files on Exhibit 101 hereto are deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, are deemed not filed for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, and otherwise are not subject to liability under those sections.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Fantex, Inc.

May 30, 2014	By:	/s/ David Mullin

Chief Financial Officer
(Principal Financial and Accounting Officer)

Exhibit 3.4

FORM OF CERTIFICATE OF DESIGNATION

OF THE

FANTEX SERIES VERNON DAVIS CONVERTIBLE TRACKING STOCK

OF

FANTEX, INC.

April 28, 2014

Fantex, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that the following resolution pertaining to the Fantex Series Vernon Davis Convertible Tracking Stock of the Corporation was adopted by the Board of Directors of the Corporation (the “Board of Directors” or the “Board”) as required by Section 151 of the General Corporation Law of the State of Delaware by unanimous written consent of the Board dated January 14, 2014.  Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Corporation’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”).

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board in accordance with the provisions of the Certificate of Incorporation, the Board hereby establishes a new series of tracking stock of the Corporation, par value $0.0001 per share, which the Board hereby designates as a “Tracking Stock” (as such term is defined in the Certificate of Incorporation);

RESOLVED FURTHER, that pursuant to the authority expressly granted to and vested in the Board in accordance with the provisions of the Certificate of Incorporation, the Board hereby fixes (i) the designation of such Tracking Stock as indicated opposite “DESIGNATION” below, (ii) the number of shares of such Tracking Stock as indicated opposite “NUMBER OF SHARES” below, (iii) the Underlying Assets (as defined in the Certificate of Incorporation) for such Tracking Stock as indicated opposite “UNDERLYING ASSETS” below, and (iv) the conversion rights for such Tracking Stock as indicated opposite “CONVERSION” below:

DESIGNATION:	Fantex Series Vernon Davis Convertible Tracking Stock (the “Fantex Series Vernon Davis”)

NUMBER OF SHARES:	421,100 shares

UNDERLYING ASSETS:	95% of the Corporation’s rights and interest in the Brand Percentage (as defined in the Brand Contract (as defined below)) of the Brand Income (as defined in the Brand Contract).

“Brand Contract” means that certain Brand Agreement, by and between Vernon Davis, The Duke Marketing LLC and the Corporation, dated as of October 30, 2013, as the same may be amended from time to time in accordance with its terms.

CONVERSION

At any time following the two-year anniversary of the date first set forth above, by resolution of its Board of Directors, each share of Series Vernon Davis will be converted into a number (or fraction) of fully paid and non-assessable shares of Platform Common Stock equal to the Applicable Conversion Ratio (as defined in the Certificate of Incorporation).

RESOLVED FURTHER, that such Tracking Stock shall have such other powers, terms, conditions, designations, preferences and privileges, relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof as set forth in the Corporation’s Certificate of Incorporation.

(Signature Page Follows)

IN WITNESS WHEREOF, FANTEX, INC. has caused this Certificate to be executed by its President and Chief Executive Officer as of the date first set forth above.

FANTEX, INC.

By:	/s/ Cornell French
Name:	Cornell French
Title:	President and Chief Executive Officer

Exhibit 3.6

FORM OF CERTIFICATE OF DESIGNATION

OF THE

FANTEX SERIES MOHAMED SANU CONVERTIBLE TRACKING STOCK

OF

FANTEX, INC.

                      , 2014

Fantex, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that the following resolution pertaining to the Fantex Series Mohamed Sanu Convertible Tracking Stock of the Corporation was adopted by the Board of Directors of the Corporation (the “Board of Directors” or the “Board”) as required by Section 151 of the General Corporation Law of the State of Delaware by unanimous written consent of the Board dated [•], 2014.  Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Corporation’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”).

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board in accordance with the provisions of the Certificate of Incorporation, the Board hereby establishes a new series of tracking stock of the Corporation, par value $0.0001 per share, which the Board hereby designates as a “Tracking Stock” (as such term is defined in the Certificate of Incorporation);

RESOLVED FURTHER, that pursuant to the authority expressly granted to and vested in the Board in accordance with the provisions of the Certificate of Incorporation, the Board hereby fixes (i) the designation of such Tracking Stock as indicated opposite “DESIGNATION” below, (ii) the number of shares of such Tracking Stock as indicated opposite “NUMBER OF SHARES” below, (iii) the Underlying Assets (as defined in the Certificate of Incorporation) for such Tracking Stock as indicated opposite “UNDERLYING ASSETS” below, and (iv) the conversion rights for such Tracking Stock as indicated opposite “CONVERSION” below:

DESIGNATION:	Fantex Series Mohamed Sanu Convertible Tracking Stock (the “Series Mohamed Sanu”)

NUMBER OF SHARES:

UNDERLYING ASSETS:	95% of the Corporation’s rights and interest in the Brand Percentage (as defined in the Brand Contract (as defined below)) of the Brand Income (as defined in the Brand Contract).

“Brand Contract” means that certain Brand Agreement, by and between Mohamed Sanu and the Corporation, dated as of May 14, 2014, as the same may be amended from time to time in accordance with its terms.

CONVERSION

At any time following the two-year anniversary of the date first set forth above, by resolution of its Board of Directors, each share of Series Mohamed Sanu will be converted into a number (or fraction) of fully paid and non-assessable shares of Platform Common Stock equal to the Applicable Conversion Ratio (as defined in the Certificate of Incorporation).

RESOLVED FURTHER, that such Tracking Stock shall have such other powers, terms, conditions, designations, preferences and privileges, relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof as set forth in the Corporation’s Certificate of Incorporation.

(Signature Page Follows)

IN WITNESS WHEREOF, FANTEX, INC. has caused this Certificate to be executed by its President and Chief Executive Officer as of the date first set forth above.

FANTEX, INC.

By:
Name:	Cornell French
Title:	President and Chief Executive Officer

Exhibit 10.3

FANTEX BRAND AGREEMENT

This Fantex Brand Agreement is entered into as of May 14, 2014 (“Effective Date”) by and between Fantex, Inc. (“Fantex”), on the one hand, and Mohamed Aasin Sanu (“Talent”) on the other hand.  For purposes of this Agreement, “Participant” shall also refer to Talent.  Sometimes each of Participant and Fantex are referred to herein as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, Fantex operates a registered trading platform through which investors may buy and sell stock linked to the value and performance of an individual’s brand;

WHEREAS, Fantex desires to acquire an interest in Participant’s Brand Income (as defined below), which would be financed by an initial public offering of equity securities in the form of a tracking stock in Fantex that is linked to the separate economic performance and value of Participant’s brand, all pursuant to the terms and conditions of this Agreement; and

WHEREAS, Participant desires sell to Fantex an interest in Participant’s Brand Income pursuant to the terms and conditions of this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of good and valuable consideration as set forth in this Agreement, the Parties do hereby agree as follows:

1.                        Defined Terms.  The following terms have the meanings specified or referred to in this Section 1:

1.1.                            “Affiliate” means, with respect to any specified Person, any Person that directly or indirectly Controls, or is under common Control with, or is Controlled by, such specified Person.

1.2.                            “Agreement” means this Fantex Brand Agreement, together with all exhibits, schedules and related documents attached hereto or referenced herein, including:

•                  Exhibit A:  Participant Questionnaire;

•                  Exhibit B:  Exclusions from and Examples of “Brand Income”;

•                  Exhibit C:  Standard Terms and Conditions;

•                  Exhibit D:  Closing Certificate;

•                  Exhibit E:  Quarterly Report;

•                  Exhibit F:  Spousal Consent; and

•                  Exhibit G:  Form of Irrevocable Payment Instructions.

1.3.                            “Brand Amount” means an amount equal to the product obtained by multiplying (a) any and all Brand Income earned by Participant (whether or not contracted or paid through any third party for or on behalf of Participant, such as a personal services corporation, agency, or otherwise) during the Term, less any applicable Merchandise Income Deduction, by (b) the Brand Percentage.

1.4.                            “Brand Percentage” means ten percent (10%).

1.5.                            “Brand Income” means any and all Gross Monies, other than Excluded Income, that are payable to Participant after the Effective Date as a result of Participant’s activities (including licensing or assignment of rights) in the Field, including (a) Distributions in connection with any

Indirect Fantex Equity or Indirect Fantex Co-Investments, and (b) an amount equal to the fair market value of any Merchandise Income.

1.6.                            “Brand Income Contract” means any Contract to which Participant is or becomes a party, or under which Participant is obligated to perform, or from which Participant receives any benefit, and in each case which is in the Field, other than Contracts excluded in their entirety (if any) pursuant to the definition of Excluded Income.

1.7.                            “Brand Investment Opportunity” has the meaning set forth in Section 8.

1.8.                            “Closing” has the meaning set forth in Section 5.1.

1.9.                            “Contract” means any contract, commitment, or other arrangement or understanding (and all amendments and supplements thereto), whether written or oral.

1.10.                     “Control” (including, with its correlative meanings, “Controlled by” and “under Common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

1.11.                     “Direct Fantex Co-Investment” has the meaning set forth in Section 8.1.2.

1.12.                     “Direct Fantex Equity” has the meaning set forth in Section 7.1.2.

1.13.                     “Distributions” means any Gross Monies received by Participant as a result of Participant receiving, holding, transferring, selling and/or otherwise disposing of any stock or other equity interest issued pursuant to any Brand Income Contract (whether as Equity Income or pursuant to any equity purchased pursuant to a Brand Investment Opportunity), including any distributions, dividends, profit payments, proceeds resulting from the sale, lease, license, exchange, liquidation or other disposition of any equity or assets of the issuer of such Equity Income or Brand Investment Opportunity, or otherwise.

1.14.                     “Effective Date” means the date as set forth in the preamble to this Agreement.

1.15.                     “Equity Deal Notice” has the meaning set forth in Section 7.1.1.

1.16.                     “Equity Income” has the meaning set forth in Section 6.

1.17.                     “Escrow Holdback” means an amount equal to 5% of the Purchase Price (i.e., $78,000).

1.18.                     “Excluded Income” means as described on Schedule 1.18 attached to this Agreement.

1.19.                     “Exercise Payment” has the meaning set forth in Section 7.2.1.

1.20.                     “Fantex Co-Investment Interest” has the meaning set forth in Section 8.1.2.

1.21.                     “Fantex Equity Interest” has the meaning set forth in Section 7.1.2.

1.22.                     “FBS” means Fantex Brokerage Services, LLC, an Affiliate of Fantex.

1.23.                     “Field” means: (a) any activities in or substantially related to the Principal Business, including Talent’s employment as a Professional Athlete; (b) any and all of Participant’s activities, including any use of Participant’s Persona in connection with motion pictures, audio-visual programming (for television, Internet or otherwise), radio, music, literary, talent engagements, personal appearances, public appearances, records and recording, or publications; (c) any use of Participant’s Persona, including for purposes of advertising, merchandising, or trade (e.g., sponsorships, endorsements, appearances, etc.); and (d) any other activities performed by Participant which is of the type typically performed by individuals in the Principal Business arising out of or relating to being or having been a Professional Athlete or other professional within the Principal Business (e.g., sports casting, coaching, participating in sports camps, acting as spokesperson, etc.)  In the event that there is any ambiguity as to whether an activity is in the Field, the Parties shall discuss in good faith and seek to resolve such matter.  In the event that a resolution is not met within thirty (30) days after initial notice by either Party to the other regarding such activity, then either Party shall be free to refer such matter to arbitration for resolution pursuant to the terms of Section 17.5 of the Terms and Conditions.

1.24.                     “FINRA” means the Financial Industry Regulatory Authority, Inc.

1.25.                     “Good Reason” means Talent’s resignation from his employment as a Professional Athlete for any of the following reasons: (a) Talent suffers or sustains a Major Injury which renders Talent incapable of performing as a Professional Athlete; or (b) Talent suffers or sustains a Major Injury after the Closing and a qualified medical physician (depending on the nature of the Major Injury) advises Talent that as a result thereof Talent is putting his physical health at substantial risk (i.e., a risk that is substantially greater than simply by virtue of Participant’s participation as a Professional Athlete) by continuing to perform as a Professional Athlete.

1.26.                     “Gross Monies” means any and all gross monies or other consideration of any type, including salaries, earnings, fees, royalties, bonuses, shares of profit, shares of stock, partnership interests, percentages and the total amount paid to Participant, and/or received by Participant or Participant’s heirs, executors, administrators or assigns, or by any other Person on Participant’s behalf, net of (a) any reasonable and documented out-of-pocket legal fees incurred by Participant in connection with securing, negotiating or preparing any Brand Income Contract which are not reimbursed or reimbursable, including pursuant to the terms of such Brand Income Contract, (b) any reasonable and documented travel, lodging and per diem expenses incurred by Participant or Participant’s representatives in connection with securing any Brand Income Contract, not to exceed Two Thousand Dollars ($2,000) per Brand Income Contract, to the extent actually paid by Participant and not reimbursed or reimbursable, including pursuant to the terms of such Brand Income Contract, and (c) self-employment taxes to which Participant is subject in connection with the receipt of such amounts or items to the extent that such amounts or items constitute Brand Income; but in each case, prior to the deduction or withholding of (x) any amounts payable to any third party (e.g., agency commissions), (y) any voluntary or personal deductions (e.g., contributions to retirement funds), or (z) any taxes required to be deducted or withheld by any federal, state or local government authority based on the net income of Participant (but excluding any deduction or withholding for payroll, medicare or FICA taxes or other deductions or payments required to be made to any federal, state or local government authority).

1.27.                     “Gross Proceeds” means an amount equal to the gross proceeds resulting from the Offering.

1.28.                     “Incremental Cost” has the meaning set forth in Section 8.4.1.

1.29.                     “Indirect Fantex Co-Investment” has the meaning set forth in Section 8.1.2.

1.30.                     “Indirect Fantex Equity” has the meaning set forth in Section 7.1.2.

1.31.                     “Investment Deal Notice” has the meaning set forth in Section 8.1.1.

1.32.                     “League” means the National Football League and its successors and assigns.

1.33.                     “Major Injury” means any injury, illness or medical condition sustained or incurred after the Closing.

1.34.                     “Merchandise Income” means any Brand Income in the form of any merchandise, services, service plans, or credits for any of the foregoing.

1.35.                     “Merchandise Income Deduction” means an annual (calendar year) deduction from Brand Income solely for the purpose of determining the Brand Amount for each calendar year, equal to the sum of (a) the fair market value of Merchandise Income, up to the lesser of (i) $40,000 and (ii) 4% (four percent) of all Brand Income (including Merchandise Income) received by Participant during such calendar year during the Term, and (b) the fair market value of any other Merchandise Income to the extent agreed to by Fantex in writing, in its sole and absolute discretion.

1.36.                     “Net Proceeds” means an amount equal to the Gross Proceeds, less the applicable Underwriting Amount payable to FBS, an Affiliate of Fantex, and such other underwriters selected by Fantex (together, the “Underwriters”).

1.37.                     “Nonrecurring Brand Income” means the Brand Income payable to Participant under any Brand Income Contract pursuant to which Participant is only entitled to receive a single payment under such Brand Income Contract.

1.38.                     “Offering” means an offering of the Series to the public pursuant to the Registration Statement.

1.39.                     “Owned Business Notice” has the meaning set forth in Section 9.1.1.

1.40.                     “Participant” has the meaning set forth in the preamble to this Agreement.

1.41.                     “Participant’s Persona” means Participant’s name, voice, likeness, image, caricature, biography, signature (including facsimile signature), personal talents, or live, photographed or recorded performance.

1.42.                     “Participant Owned Business” means any business or commercial venture (of whatever form, including sole proprietorship, partnership, limited liability company, corporation, franchise, etc.) that (a) is owned in whole or part, directly or indirectly, by Participant (other than as a Passive Investment) and not as a result of any Brand Income Contract, and (b) conducts operations or activities in or substantially related to the Principal Business, or otherwise uses Participant’s Persona in its legal name or “dba,” or to market, advertise or promote its business.

1.43.                     “Party” and “Parties” has the meaning set forth in the preamble to this Agreement.

1.44.                     “Passive Investment” means any investments by Participant in stocks or other equity, bonds, commodities, derivatives, debt or real estate, so long as (a) such investment is not received by Participant as compensation or consideration for activities (including licensing or assignment of rights) in the Field, (b) Participant is not obligated to provide any services related to the Field in connection with such investment (or the business or commercial venture related to such investment) and (c) the business or commercial venture related to such investment does not use Participant’s Persona in its legal name or “dba,” or in connection with its marketing, advertising or promotion.

1.45.                     “Person” means any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).

1.46.                     “Personal Information Schedule” refers to the schedule of information provided by Participant to Fantex in a separate document to this Agreement as of the Effective Date, including Schedules 1 through 3 as referenced in the Participant Questionnaire attached hereto as Exhibit A.

1.47.                     “Pre-Closing Brand Amount” has the meaning set forth in Section 6.3.

1.48.                     “Purchase Price” means One Million Five Hundred Sixty Thousand dollars ($1,560,000).

1.49.                     “Purchase Payment” has the meaning set forth in Section 8.2.1.

1.50.                     “Principal Business” means the sport of football, at the professional, college or other level, regardless of the country in which it is played or the league, association or other governing body as applicable.

1.51.                     “Professional Athlete” means a professional football player.

1.52.                     “Registration Statement” means a registration statement for the Series on Form S-1 filed with the SEC.

1.53.                     “SEC” means the United States Securities and Exchange Commission.

1.54.                     “Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.55.                     “Series” means of a series of Fantex’s securities linked to the value of the Brand Amount.

1.56.                     “Talent” has the meaning set forth in the preamble to this Agreement.

1.57.                     “Term” has the meaning set forth in Section 13.

1.58.                     “Termination Date” has the meaning set forth in Section 11.1.

1.59.                     “Terms and Conditions” means the Fantex Brand Agreement Standard Terms and Conditions in the form attached to this Agreement as Exhibit C.

1.60.                     “Transaction Liability” has the meaning set forth in Section 8.4.1.

1.61.                     “Underwriting Amount” means underwriting commissions equal to five percent (5%) of the Gross Proceeds of the Offering.

2.                        Purchase Price.

2.1.                            Upon the terms and subject to the conditions of this Agreement, as full, final and complete consideration for the right to receive the Brand Amount and to participate in Equity Income and Brand Investment Opportunities during the Term, Fantex shall pay Participant an amount equal to the Purchase Price, less only the sum of the Escrow Holdback and the Pre-Closing Brand Amount.

2.2.                            The Escrow Holdback shall be deposited into an escrow account established in accordance with Section 5 of the Terms and Conditions.

3.                        Offering.

3.1.                            Subject to the terms and conditions of this Agreement, Fantex will use commercially reasonable efforts to conduct the Offering as promptly as practicable after the Effective Date.

3.2.                            Fantex hereby represents, warrants and covenants, as applicable, that following the Offering (if it occurs): (a) the Series shall be publicly traded on an exchange or alternative trading system registered with the SEC, (b) FBS shall be a broker-dealer registered with the SEC, and (c) FBS shall be a member of FINRA.

3.3.                            Upon written request from Participant from time to time after the commencement of the Offering, Fantex shall provide to Participant reasonable information regarding the progress in connection with the Offering and demand for the Series.

4.                        Financing Contingency.

4.1.                            The obligations of Fantex to pay the Purchase Price and consummate the transactions contemplated by this Agreement are subject to Fantex obtaining the financing to pay the Purchase Price as contemplated by the Offering, unless waived in writing by the Participant.

4.2.                            If the Offering does not result in aggregate Net Proceeds at least equal to the Purchase Price (or Fantex does not otherwise waive such condition) on or before the earlier of (a) the date that is one month after the effectiveness of the Registration Statement and (b) October 31, 2014, or such later date agreed to in writing by the Parties, then as the sole and exclusive remedy therefor, each of Fantex and Participant shall have the unilateral right, exercisable in its sole and absolute discretion, to terminate this Agreement, which termination shall be automatically effective immediately upon delivery of written notice to the other Party.

5.                        Closing.

5.1.                            The consummation of the Offering (the “Closing”) shall occur on such date as shall be reasonably determined by Fantex, but in no event greater than ten (10) days, after either (a) Fantex has received commitments to purchase the Series such that the Net Proceeds would equal or exceed the Purchase Price, or (b) Fantex has elected in writing to waive the condition contained in the foregoing clause (a).

5.2.                            Upon Closing, Participant will execute and provide to Fantex a written certification in the form attached as Exhibit D.

6.                        Brand Amount; Assignment for Security; Deferral of Brand Income.

6.1.                            Except with respect to Brand Income in the form of stock or other equity interests (which is addressed in Section 7) or as otherwise agreed in writing by Fantex in its sole discretion with respect to Merchandise Income (on a case-by-case basis), Participant shall pay to Fantex an amount of cash equal to the Brand Amount, subject and pursuant to the terms of Section 4.1 of the Terms and Conditions.  To secure Fantex’s right to receive the payment equal to the Brand Amount, to the maximum extent permitted under applicable law in effect from time to time, Participant hereby assigns (as and when earned), or will assign when Participant has an assignable interest in any future Brand Amounts, to Fantex, all right, title and interest in and to the Brand Amount.

6.2.                            Prior to receipt of any Brand Income (other than Nonrecurring Brand Income) after the Closing, except as otherwise agreed to in writing by Fantex (email correspondence from the CEO, Chief Financial Officer or Chief Legal Officer of Fantex is acceptable), Participant shall (a) execute and deliver to each payor of Brand Income under all contracts existing at such time an irrevocable payment instruction in the form attached as Exhibit G, and (b) execute and deliver such additional documents or take such other actions as reasonably requested by Fantex to effectuate and perfect an assignment by Participant of the Brand Amount to secure Participant’s payment obligations to Fantex hereunder. To the extent that (x) any part of the Brand Amount is resulting from Nonrecurring Brand Income, (y) it is not commercially practical, without unreasonable burden to Participant, for installments of the Brand Amount to be delivered directly to Fantex, or (z) any assignment of the Brand Amount (or any portion thereof) is deemed invalid or not enforceable, then such installments of the Brand Amount shall be received by Participant as agent for Fantex, and Participant shall pay and deliver such installments of the Brand Amount to Fantex promptly after the receipt of the corresponding Brand Income by Participant (but in no event later than the fifteenth (15th) day following the receipt of such Brand Amount) pursuant to the timing and other terms as set forth in Section 4.1 of the Terms and Conditions.

6.3.                            Notwithstanding anything to the contrary herein, to the extent that Participant receives any Brand Income after the Effective Date but prior to the Closing, then within five (5) business days after receipt of such Brand Income (but no later than the Closing), Participant shall report to Fantex the amount and source of such Brand Income, but shall not be required to pay such Brand Amounts associated therewith (the “Pre-Closing Brand Amount”) prior to the Closing, which Pre-

Closing Brand Amount shall be deducted from the Purchase Price to be paid to Participant hereunder.

6.4.                            In the event that Participant elects to voluntarily defer receipt of any Brand Income (so that such Brand Income is actually received by Participant at a date later than when Participant has the right to receive such Brand Income pursuant to the applicable Brand Income Contract), then for purposes of this Agreement, such Brand Income shall be deemed to have been received on the date that Participant has the right to receive such Brand Income pursuant to the applicable Brand Income Contract.

7.                        Equity Income.  In the event that Participant receives, pursuant to any Brand Income Contract, stock or other equity interests (including membership interests and partnership interests), or options, warrants or other rights to acquire any of the foregoing interests in any other Person (collectively, “Equity Income”), then the following shall apply:

7.1.                            Notice and Response:

7.1.1.                  Participant shall provide reasonable advance written notice (an “Equity Deal Notice”) to Fantex prior to entering into any Brand Income Contract pursuant to which Participant may receive Equity Income, including all details reasonably necessary for Fantex to evaluate such Equity Income.

7.1.2.                  Fantex will use commercially reasonable efforts to respond to each Equity Deal Notice within five (5) business days (but no later than ten (10) business days), indicating whether or not Fantex elects to (x) participate in the applicable Equity Income by being issued and holding a direct equity interest in the applicable issuer of such Equity Income (“Direct Fantex Equity”) in an amount calculated by multiplying the Brand Percentage by the shares, membership interests, units (or other reasonable means of measurement) of such Equity Income payable to Participant (any of the foregoing, a “Fantex Equity Interest”), or (y) indirectly participate in the applicable Equity Income as described in Section 7.4 (“Indirect Fantex Equity”).

7.1.3.                  If Fantex fails to timely respond to any Equity Deal Notice, then Fantex shall be deemed to have expressly rejected receiving the Direct Fantex Equity with respect to such Brand Income Contract, and elected instead to receive Indirect Fantex Equity.

7.1.4.                  If the terms and conditions with respect to any Equity Income change from what were previously presented to Fantex in any Equity Deal Notice, then Participant shall provide a new Equity Deal Notice to Fantex with the updated terms and conditions, and this Section 7.1 shall apply to such new Equity Deal Notice.

7.2.                            Fantex Participation; Reimbursement of Costs:

7.2.1.                  If Participant is required to make any payment in consideration for such Equity Income (e.g. payments required by the terms of exercise of any options, warrants or other similar rights to acquire stock or other equity interests) (an “Exercise Payment”), and Fantex elects to receive either Direct Fantex Equity or Indirect Fantex Equity, then Fantex shall contribute to Participant (in the case of Indirect Fantex Equity), or pay directly to the applicable issuer (in the case of Direct Fantex Equity) an amount equal to the product of the Brand Percentage multiplied by such Exercise Payment timely and in accordance with the terms of the applicable Brand Income Contract relating to such Equity Income (which shall be deemed to include any subscription agreement, warrant, option agreement or other agreement pursuant to which Participant and Fantex, if applicable, is granted or issued such Equity Income).

7.2.2.                  Fantex shall pay to Participant an amount equal to the amount of any self-employment taxes payable by Participant, or the amount of any payroll, medicare or FICA taxes or other deductions or payments required to be made to any federal, state or local government

(other than taxes based on the income of Participant), in each case to the extent resulting from any Direct Fantex Equity or Indirect Fantex Equity, as applicable.  Fantex shall pay such amounts due under this Section 7.2.2 within five (5) business days after receipt of notice from Participant detailing such amounts (which notice will be delivered after delivery of the stock certificates or other documentation evidencing such Equity Income, or in the case of a warrant, option or other similar right to acquire stock or other equity interest, after exercising such warrant, option or right to acquire the stock or other equity interest).

7.2.3.                  In addition, to the extent that Participant incurs any additional cost or expense resulting from Fantex participating (whether via Direct Fantex Equity or Indirect Fantex Equity) in such Equity Income, then Fantex shall pay such incremental costs incurred by Participant (i.e., over and above such amounts that Participant would have incurred but for Fantex’s participation).

7.3.                            Direct Fantex Equity.  If Fantex elects to receive Direct Fantex Equity, then Participant shall use commercially reasonable efforts to cause the issuer of such equity to issue the applicable Fantex Equity Interest directly to Fantex; provided, however, that if (after such efforts by Participant) such issuer does not agree to issue the applicable Fantex Equity Interest directly to Fantex, then Fantex shall receive Indirect Fantex Equity with respect to such Equity Income as provided in Section 7.4.  If Fantex receives Direct Fantex Equity and Participant is required to execute any documentation (including subscription agreements, warrants and option agreements) for such Equity Income, then Fantex shall be required to execute substantially similar documentation, as applicable.

7.4.                            Indirect Fantex Equity.  If Fantex receives Indirect Fantex Equity (whether by Fantex’s election, or because the issuer of such Equity Income does not agree to issue Direct Fantex Equity to Fantex), then, without limiting Fantex’s obligations under Section 7.2, (y) Fantex shall be entitled to receive as part of the Brand Amount hereunder an amount equal to the Brand Percentage of any Distributions to Participant with respect to such Equity Income, and (z) upon Fantex’s request, Participant will grant to Fantex a security interest in such Equity Income, and will do all acts and execute and deliver, or cause to be executed and delivered, all agreements, documents and instruments that Fantex may reasonably require, and take all further steps relating to the Equity Income and such security interest that Fantex may reasonably require, to perfect such security interest and Fantex’s rights therein and hereunder.

8.                        Co-Investment Opportunity:  In the event that Participant receives, pursuant to any Brand Income Contract, the right or opportunity to invest in any other Person, including the right to purchase any stock or other equity interests (including membership interests and partnership interests) (each, a “Brand Investment Opportunity”), then the following shall apply:

8.1.                            Notice and Response:

8.1.1.                  Participant shall provide reasonable advance written notice (an “Investment Deal Notice”) to Fantex prior to entering into any Brand Income Contract pursuant to which Participant receives any Brand Investment Opportunity, including all details reasonably necessary for Fantex to evaluate such Brand Investment Opportunity.

8.1.2.                  Fantex will use commercially reasonable efforts to respond to each Investment Deal Notice within five (5) business days (but no later than ten (10) business days), indicating whether or not Fantex elects to (a) participate in the applicable Brand Investment Opportunity by being issued and holding a direct equity interest in the applicable issuer of such equity (“Direct Fantex Co-Investment”) in an amount calculated by multiplying the Brand Percentage by the number of shares, membership interests, units (or other reasonable means of measurement) applicable to such Brand Investment Opportunity (any of the foregoing, a “Fantex Co-Investment

Interest”), or (b) indirectly participate in the applicable Brand Investment Opportunity as described in Section 8.4 (“Indirect Fantex Co-Investment”).

8.1.3.                  If Fantex fails to timely respond to any Investment Deal Notice, then Fantex shall be deemed to have expressly rejected participating as either a Direct Fantex Co-Investment or an Indirect Fantex Co-Investment with respect to such Brand Investment Opportunity, and elected instead to not participate in such Brand Investment Opportunity.

8.1.4.                  If the terms and conditions with respect to any Brand Investment Opportunity change from what were previously presented to Fantex in any Investment Deal Notice, then Participant shall provide a new Investment Deal Notice to Fantex with the updated terms and conditions, and this Section 8.1 shall apply to such new Equity Deal Notice.

8.2.                            Fantex Participation; Reimbursement of Costs:

8.2.1.                  If Participant is required to make any payment as consideration for any equity interest being issued in connection with such Brand Investment Opportunity (e.g., payments required for the purchase of any such equity interests) (a “Purchase Payment”), and Fantex elects to participate in such Brand Investment Opportunity either as a Direct Fantex Co-Investment or an Indirect Fantex Co-Investment, then Fantex shall contribute to Participant or such other Person as the Parties may mutually agree depending on the structure of the Indirect Fantex Co-Investment (in the case of an Indirect Fantex Co-Investment), or pay directly to the applicable issuer (in the case of a Direct Fantex Co-Investment) an amount equal to the product of the Brand Percentage multiplied by such Purchase Payment timely and in accordance with the terms of the applicable Brand Income Contract relating to such Brand Investment Opportunity (which shall be deemed to include any subscription agreement, purchase agreement or other agreement pursuant to which Participant and Fantex, if applicable, participates in such Brand Investment Opportunity).

8.2.2.                  In addition, to the extent that Participant would incur any additional cost or expense resulting from Fantex participating (whether via Direct Fantex Co-Investment or Indirect Fantex Co-Investment) in such Brand Investment Opportunity (including costs relating to the structuring or documentation of any joint ventures, investment vehicles, special purpose entities or similar relationships between the Parties to hold the securities relating to such Brand Investment Opportunity), then Fantex shall pay directly, or reimburse Participant for, such incremental costs incurred by Participant (i.e., over and above such amounts that Participant would have incurred but for Fantex’s participation).

8.3.                            Direct Fantex Co-Investment.  If Fantex elects to participate in a Direct Fantex Co-Investment, then Participant shall use commercially reasonable efforts to cause the issuer of such equity to issue the applicable Fantex Co-Investment Interest directly to Fantex; provided, however, that if (after such efforts by Participant) such issuer does not agree to issue the applicable Fantex Co-Investment Interest directly to Fantex, then Fantex shall instead participate via an Indirect Fantex Co-Investment with respect to such Brand Investment Opportunity as provided in Section 8.4.  If Fantex participates in a Direct Fantex Co-Investment and Participant is required to execute any documentation (including subscription agreements and purchase agreements) in connection with such Brand Investment Opportunity, then Fantex shall be required to execute substantially similar documentation, as applicable.

8.4.                            Indirect Fantex Equity.

8.4.1.                  If Fantex participates in a Brand Investment Opportunity via an Indirect Fantex Co-Investment (whether by Fantex’s election, or because the issuer of the equity interest related to such Brand Investment Opportunity does not agree to permit a Direct Fantex Co-Investment), then, without limiting Fantex’s obligations under Section 8.2, (a) Fantex shall be entitled to receive as part of the Brand Amount hereunder an amount equal to the Brand Percentage of any Distributions to Participant with respect to such Brand Investment Opportunity, and (b) upon Fantex’s request, Participant will grant to Fantex a security interest in such equity acquired pursuant to such Brand Investment Opportunity, and will do all acts and execute and deliver, or cause to be executed and delivered, all agreements, documents and instruments that Fantex may reasonably require, and take all further steps relating to the Brand Investment Opportunity and such security interest that Fantex may reasonably require, to perfect such security interest and Fantex’s rights therein and hereunder.  For the avoidance of doubt, and notwithstanding anything to the contrary contained elsewhere in this Section 8, it is the mutual intention of the Parties (to be interpreted in the broadest possible manner) that Participant shall not have, incur or suffer any liability, responsibility, damage, cost or expense, including any self-employment taxes payable by Participant, or the amount of any payroll, medicare or FICA taxes or other deductions or payments required to be made to any federal, state or local government, in connection with Fantex participating in a Brand Investment Opportunity via an Indirect Fantex Co-Investment (collectively, a “Transaction Liability”), regardless of its structure or the events or circumstances leading thereto, in excess of the Transaction Liabilities that Participant would have had, incurred or suffered had Fantex not participated in such Brand Investment Opportunity (such excess, the “Incremental Cost”).  Furthermore, if any Indirect Fantex Co-Investment results in Participant incurring any Incremental Cost, then, within five (5) business days after delivery by Participant to Fantex of reasonably satisfactory supporting documentation, Fantex shall pay Participant an amount equal to such Incremental Cost.

8.4.2.                  In the event that Fantex elects to participate in a Brand Investment Opportunity other than via a Direct Fantex Co-Investment, then (without limiting the effect of Section 8.4.1 with respect to Incremental Costs), the Parties shall in good faith use best efforts to structure such transaction in a manner that is efficient to both Parties from an overall tax and expense perspective.

9.                        Participant Owned Businesses.   In the event that Participant intends to invest in (alone or with others) or establish a business that would qualify as a Participant Owned Business after the closing of such investment, then the following shall apply:

9.1.                            Notice and Response.

9.1.1.                  Participant shall provide reasonable advance written notice (an “Owned Business Notice”) to Fantex prior to commencing or investing in any business that would meet the definition of a Participant Owned Business, including all details reasonably requested by Fantex in writing, which are necessary for Fantex to evaluate such Participant Owned Business.

9.1.2.                  Fantex will use commercially reasonable efforts to respond to each Owned Business Notice within five (5) business days (but no later than ten (10) business days), indicating whether or not Fantex elects to participate in the applicable potential Participant Owned Business by being issued and holding an equity interest in the Participant Owned Business in an amount calculated by multiplying the Brand Percentage by the shares, membership interests, units (or other reasonable means of measurement) of such Participant Owned Business to be held by Participant.

9.1.3.                  If Fantex fails to timely respond to any Owned Business Notice, then Fantex shall be deemed to have expressly rejected participating in the Participant Owned Business.

9.1.4.                  If the details of any Participant Owned Business change from what were previously presented to Fantex in any Owned Business Notice, then Participant shall provide a new Owned Business Notice to Fantex with the updated terms and conditions, and this Section 9.1 shall apply to such new Owned Business Notice.

9.2.                            Fantex Participation; Reimbursement of Costs.

9.2.1.                  If Fantex elects to participate in any Participant Owned Business, then (subject to Section 8.2.5) Fantex shall contribute to the applicable Participant Owned Business an amount of investment capital equal to the product of the Brand Percentage multiplied by the amount of the capital investment to be made by Participant in accordance with the terms contained in the Owned Business Notice (or otherwise mutually agreed by the Parties).  Notwithstanding Fantex’s election to participate in a Participant Owned Business, except as otherwise agreed to in writing by Participant and Fantex, Fantex shall have the same rights or entitlements with respect to its investment in such Participant Owned Business pari passu with the rights or entitlements of Participant and other rights provided by statute or the charter or other governing documents of such Participant Owned Business.

9.2.2.                  Fantex shall pay such amounts due under this Section 9.2 within five (5) business days after receipt of notice from Participant detailing such amounts, and provided that Fantex has received delivery of the applicable stock certificates or other documentation evidencing such participation by Fantex prior to, concurrent with or within a commercially reasonable time after such payment being due.

9.2.3.                  In addition, to the extent that Participant incurs any additional cost or expense resulting from Fantex participating in such Participant Owned Business, then Fantex shall promptly pay, or reimburse Participant for, such incremental costs incurred by Participant (i.e., over and above such amounts that Participant would have incurred but for Fantex’s participation).

9.2.4.                  If Participant is required to execute any documentation (including subscription agreements, warrants and option agreements) in connection with any Participant Owned Business, then Fantex shall execute substantially similar documentation, as applicable, in connection with its participation.

9.2.5.                  If Fantex elects to participate in any Participant Owned Business pursuant to this Subsection 9, but such direct participation by Fantex is not possible for any reason, then the Parties shall cooperate in good faith to devise and implement commercially reasonable means (without causing any undue burden to Participant) for Fantex to indirectly participate and receive the same practical benefit of a direct participation in such investment.

10.                 Merchandise Income.  In the event that Participant receives Merchandise Income, then the Brand Income applicable to such Merchandise Income shall be equal to the fair market value of such goods or services determined as follows: (a) the Parties shall seek to reach mutual agreement of such value within ten (10) business days after receipt thereof by Participant, and (b) if the Parties fail to reach such agreement within such period of time, then the Parties shall engage an independent third party appraiser (if the Parties fail to mutually agree on an appraiser within five (5) business days, then either Party may petition JAMS to promptly appoint such an appraiser), and the Parties shall be bound by the determination of any such appraiser, which shall be delivered in writing within fifteen (15) days after the appraiser’s selection or appointment.  The cost and expenses associated with such an appraiser (and any petition to JAMS) shall be shared by the Parties in proportion to their respective interest in such Brand Income (i.e., Fantex shall pay a portion of such costs and expenses equal to the Brand Percentage).

11.                 Claw Back.

11.1.                     Claw Back.  If Talent resigns from his employment as a Professional Athlete in the League at any time prior to the second anniversary of the Closing for any reason other than Good Reason, Fantex may elect, in its sole discretion, to terminate this Agreement upon written notice to Participant (the date of such notice is hereinafter referred to as the “Termination Date”).  In the event of such termination, Participant shall pay to Fantex, not later than thirty (30) days following the Termination Date, an amount equal to (a) the Purchase Price plus an amount equal to the Underwriting Amount, minus (b) all Brand Amounts previously paid to Fantex, including the Pre-Closing Brand Amount.  In addition, Participant shall concurrently pay to Fantex interest on the Purchase Price at the rate of five percent (5%) per annum, measured from the date the Purchase Price was paid to Participant.

11.2.                     Dispute Resolution.  In the event of any dispute between Fantex and Participant concerning whether there is Good Reason for any resignation by Talent from his employment as a Professional Athlete, then the Parties shall engage in informal, good faith discussions and attempt to resolve such dispute.  If the Parties are unable to resolve such dispute, then existence of Good Reason shall be determined by a qualified physician selected by agreement of the Parties or, if no agreement can be reached, then each Party shall select a physician qualified in the field applicable to the claimed Good Reason, and those two physicians shall select a third physician qualified in such field to make the final determination regarding such claimed Good Reason.

12.                 Limited Brand Income Encumbrances.

12.1.                     In addition to (i.e., exclusive of) the Brand Percentage, Participant shall ensure that the aggregate amount of all other encumbrances on any Brand Income in connection with the payment of agents, financial advisors and any other fee arrangements based on a percentage of Participant’s income (or any portion thereof) shall not exceed a maximum of (a) fifteen percent (15%) of all Brand Income resulting from any employment or player contracts in any given year, and (b) thirty percent (30%) of all other Brand Income in any given year.

12.2.                     Without Fantex’s prior written approval, Participant shall not enter into any other arrangement similar to this Agreement (i.e., pursuant to which Participant receives compensation in exchange for a portion of Participant’s future Brand Income) with respect to any portion of the Brand Income.

13.                 Term.  The term of this Agreement shall commence as of the Effective Date and shall continue in perpetuity unless and until terminated pursuant to the terms of this Agreement (the “Term”).

14.                 Notices.  All notices, requests, consents and other communications required or given by the Parties hereunder shall be in writing and shall be deemed to be delivered (a) on the date delivered, if personally delivered or transmitted via facsimile or electronic mail with return confirmation of such transmission; (b) on the business day after the date sent, if sent by recognized overnight courier service and (c) on the fifth day (or on the next business day thereafter if such fifth day is not a business day) after the date sent, if mailed by first-class certified mail, postage prepaid and return receipt requested, to the addresses of the applicable Party set forth below:

If to Participant:

Mohamed Aasin Sanu

16 Jeffrey Circle

Dayton, NJ 08810

Fax:

Email:

with a copy (which is required, but not alone sufficient, to constitute notice hereunder) to:

Pepper Hamilton LLP

The New York Times Building

620 Eighth Avenue

New York, NY 10018

Attention: Brian Korn, Esq. and Andrew Kupchik, Esq.

Fax: (866) 254-6045 and (800) 801-5349

Email: kornb@pepperlaw.com and kupchika@pepperlaw.com

If to Fantex:

Fantex, Inc.

330 Townsend Street, Suite 234

San Francisco, CA 94107

Attention: Mr. David Mullin, Chief Financial Officer, and

Mr. Bill Garvey, Chief Legal Officer

with a copy (which is required, but not alone sufficient, to constitute notice hereunder) to:

Latham & Watkins

140 Scott Drive

Menlo Park, CA 94025

Attn: Patrick Pohlen

Fax: (650) 463-2600

Email: Patrick.Pohlen@lw.com

15.                 Standard Terms and Conditions.  The Parties agree to be bound by Fantex’s Standard Terms and Conditions attached hereto as Exhibit C (the “Terms and Conditions”), which are incorporated herein by this reference.  Any reference in this Agreement or the Terms and Conditions to this “Agreement” shall be deemed to be a reference to this Agreement and the Terms and Conditions, taken as a whole.

Upon execution by both Participant and Fantex, this Agreement and the exhibits attached hereto shall constitute a binding commitment of the Parties, as the entire agreement and understanding between the Parties concerning the subject matter hereof and thereof, and shall supersede and replace all prior negotiations, proposed agreements, and discussions, written or oral, relating hereto or thereto.

[Signatures on following page]

Please confirm your agreement with the foregoing by signing where indicated below.

PARTICIPANT:		FANTEX:

Mohamed Aasin Sanu		Fantex, Inc.

By:	/s/ Mohamed Aasin Sanu	By:	/s/ David Mullin

Date:	May 14, 2014	Name:	David Mullin

		Title:	Chief Financial Officer

		Date:	May 14, 2014

Schedule 1.19

Excluded Income

1.              All proceeds paid to Talent or the heirs, executors, administrators, successors and assigns of Talent solely with respect to any life, disability or injury insurance policy purchased by Talent after the Effective Date.

2.              All compensation from seasons prior to the Effective Date, regardless as to when such compensation is paid, including but not limited to Talent’s 2013 Player Performance Bonus (Article 28 of the CBA) in the amount of $159,254 (expected to be paid in 2016).

3.              All consideration payable to Talent, through June 30, 2014, pursuant to the Football Contract between Talent and Nike USA, Inc. dated October 7, 2012.

Exhibit A

Participant Questionnaire

Please answer each of the following questions correctly and completely as of the Effective Date.  The completeness and accuracy of each such statement must be answered from the perspective of the Talent and must be initialed by the Talent on behalf of himself where indicated.  Capitalized terms used but not defined in this questionnaire shall have their respective meanings set forth in the Brand Agreement to which this questionnaire is attached (the “Agreement”).

IMPORTANT:  Review each of the following statements and initial each statement where indicated.  By placing your initials next to each below statement you hereby represent, warrant and covenant, as applicable, that each such statement is true and complete, except only as otherwise disclosed on Schedule 3 of the Personal Information Schedule delivered to Fantex in connection with the Agreement.

In addition, please provide copies of all documents or other information specifically requested as part of the below statements and/or relevant to any matter for which additional information has been disclosed pursuant to Schedule 3 of the Personal Information Schedule.

IT IS IMPORTANT FOR PARTICIPANT TO ENSURE THE ACCURACY AND COMPLETENESS OF ALL INFORMATION PROVIDED TO FANTEX, WHICH WILL BE RELIED UPON BY FANTEX IN CONNECTION WITH THE POTENTIAL SECURITIES OFFERING AND OTHER MATTERS UNDER THIS AGREEMENT.

Initials	Statement

MS

1. I have read and fully understand the terms and conditions of the Agreement, and I have had the opportunity to be represented by an attorney in the review, negotiation and execution of the Agreement and performance of my obligations thereunder.

MS

2. I have not made, nor will I hereafter make, any grant, license or assignment whatsoever, which might conflict with or impair the complete enjoyment of the rights and privileges granted to Fantex under the Agreement.

MS

3. I do not require any consent, approval, authorization or permit from, or filing or notification to, any Person in connection with my execution and delivery of the Agreement, and performance of my obligations thereunder.

MS

4. I am not subject to any condition, restriction, disability or obligation (whether physical, legal or contractual), and am otherwise not aware of any material nonpublic information, which could prevent or interfere with my continued participation as a Professional Athlete in a manner consistent with such participation throughout the preceding year, and I will promptly disclose the occurrence of any such event to Fantex as required pursuant to Section 6.2 of the Terms and Conditions.

MS

5. I have never been convicted in a criminal proceeding, nor have I been named the subject of a criminal proceeding that is presently pending (excluding only traffic violations and similar minor offenses).

Initials	Statement

MS

6. Except only as listed on Schedule 1 of the Personal Information Schedule, no other Person has any right to receive any portion of my Brand Income in the form of any commission, royalty or other payment based on a percentage or set amount of some or all of the Brand Income. I have secured all necessary consents to make available for review by Fantex (and have so made available) a complete copy of each Contract pursuant to which any such payments are owed.

MS

7. No other Person has any right to demand or receive any portion of the Brand Income in a manner that conflicts with any rights granted to Fantex under this Agreement with respect to the Brand Amounts.

MS

8. I Control all assets of Participant, including, if I have delegated the management of any assets to a third party (“Manager”), then I have also retained the right in my discretion (a) to approve and/or disapprove any decision by a Manager regarding Participant’s assets, and (b) to remove any Manager and/or change Managers at any time.

MS

9. To the extent that I have delegated, or during the Term do delegate, the management of any of my assets to a Manager, then throughout the Term (subject only to the death or incapacity of Talent), I will:  (a) retain the right in my discretion to remove any Manager and/or approve or disapprove any decision by a Manager regarding my assets, (b) exercise reasonable control and oversight regarding each Manager’s activities in connection with my assets, and (c) cause any such Manager to comply with the terms and conditions of the Agreement, as applicable.

MS	10. I am not a party (plaintiff or defendant) in any lawsuit, government investigation, arbitration or other legal action, and to my knowledge, there is no valid basis for any of the foregoing.

MS	11. I am not subject to any judgment, order or decree of any court or other government authority.

MS

12. Schedule 2 of the Personal Information Schedule consists of (a) a complete list of all Brand Income Contracts under which Participant is obligated to perform, or from which Participant is entitled to receive any benefit, on or after the Effective Date, and (b) a description of any Participant Owned Businesses.

MS	13. I have provided or made available to Fantex true, correct and complete copies of each written Brand Income Contract, and an accurate detailed written summary of each oral Brand Income Contract.

MS

14. I am currently, and during the past three years have been, in compliance with all material terms under each Brand Income Contract, to the extent applicable, and Participant and I have not received any notice regarding any breach, default, termination or attempt to renegotiate, with respect to any Brand Income Contract.

MS	15. I am not aware of any facts or circumstances that would cause the payments under the Brand Income Contracts to be materially less than the amounts specified in the Brand Income Contracts.

MS	16. I am not aware of any material breach by any other party under any Brand Income Contract.

Initials	Statement

MS

17. I have timely paid any taxes, fees or withholdings required by any state or federal or international government authority. I have also timely filed all forms and documentation required in connection with any such taxes, fees or withholdings.

MS	18. I am not, and have not been subject to any audit by a government authority in connection with any taxes or governmental fees. I am not subject to any unsatisfied judgments or tax liens.

MS

19. I have not conducted business, applied for or secured credit in, or received any official government identification under, any name or alias, other than the name listed in Section 1 of the Personal Information Schedule provided by Participant concurrently herewith.

MS	20. Neither I, nor any business owned or Controlled by me, has ever declared bankruptcy or settled any debt for less than the amounts actually owed.

MS	21. I have the ability to pay all of my debts and obligations as such debts mature and I do not have any present intention to incur debt beyond my ability to pay as such debts mature.

MS

22. I am not in violation of, and, subject to the immediately following sentence, throughout the Term will not violate in any material respect, any (a) laws, codes, permit requirements, rules, regulations, ordinances and/or provisions of any foreign, federal, state or local government authority, including with respect to employment, health and safety, wage and hours, improper payments, bribery, taxation or securities laws; or (b) rules, standards or requirements of any league, organization, governing body or association to which I am a member or under which I am bound to comply in connection with my participation in the Principal Business as a Professional Athlete, including regarding gambling, anti-doping, or reporting of any injury or incidents. Notwithstanding the immediately preceding sentence, I am agreeing to the covenant contained in the foregoing clause (b) on the express condition that any violation by me of any “on field” rules of play (as stated in the applicable League rulebook, as modified from time to time), or the interpretation or enforcement of any of such rules of play, in each case solely to the extent that it relates to my actions on the field of play (regardless of whether any such violation carries with it a fine, suspension or any other economic consequence to me imposed by the League or other applicable association), shall not be deemed to be a breach of the foregoing clause (b).

MS

23. Without limiting the effect of any statement in this Exhibit A (Participant Questionnaire), all of the documents and information that I have provided, and will provide, to Fantex in connection with the Agreement (including the Personal Information Schedule) are true, correct and complete in all material respects, except with respect to any statement that, by its terms, is already limited as to materiality. My responses to this questionnaire (and any documents or other information provided by me to Fantex in connection with the Agreement) do not, and will not, contain any untrue statement or fail to state a material fact necessary to not make any of such information not misleading, in light of the circumstances in which it was provided.

Initials	Statement

MS

24. I have disclosed all facts and circumstances that could reasonably be expected to be material to Fantex or a reasonable investor or potential investor in the Series in the context of the transactions contemplated by the Agreement, including any event required to be reported to the league, organization, governing body or association to which I am a member or under which I am bound to comply in connection with my participation in the Principal Business as a Professional Athlete. I acknowledge my ongoing obligations throughout the Term to disclose certain facts and circumstances to Fantex as required pursuant to the terms of this Agreement, including as set forth in Section 6 of the Terms and Conditions.

MS

25. I have obtained advice from my advisors regarding the legal, tax and accounting consequences of entering into the Agreement, becoming a Fantex participant and the transactions contemplated by the Agreement, and I am not relying on any representation, warranty or statement made by Fantex, or any of its representatives or advisors, regarding such legal, tax and accounting consequences of becoming a Fantex participant and the transactions contemplated by the Agreement. I acknowledge and agree that Fantex is not, and will not at any time be, an agent or representative to Participant.

Exhibit B

Exclusions From and Examples of Brand Income

The contents of this Exhibit B are incorporated by reference into and made a part of that certain Brand Agreement between Fantex and Participant to which it is attached (the “Agreement”).  Capitalized terms used but not defined in this Exhibit B shall have their respective meanings contained in the Agreement.

The following sources of revenue shall not be included in Brand Income:

a.              Any revenues resulting from Participant’s Passive Investments.

b.              Any income earned from employment, services rendered or other activities not in the Field.

c.               Any reasonable reimbursement of incidental expenses actually incurred by Participant, including travel, lodging, per diem and other incidental expenses, or the value of any such items paid by a third party on Participant’s behalf.

d.              Any Excluded Income.

Examples of income that would be Brand Income or businesses that would be Participant Owned Businesses include the following:

•                  50 Cent received an equity stake in Energy Brands as part of an endorsement deal for Vitamin Water.  The equity received by 50 Cent would be considered Equity Income under Section 6 of the Agreement because it was consideration for 50 Cent’s endorsement services and publicity rights.

•                  Magic Johnson founded Magic Johnson Enterprises to provide entertainment, products and services to urban communities. Commercial ventures pursued by Magic Johnson Enterprises may be a Participant Owned Business that Fantex would have the opportunity to participate in subject to Section 9 of the Agreement, and if so could result in Brand Income.   For example, any basketball camps owned by Magic Johnson Enterprises would be deemed Participant Owned Business because they are in the Field, and operating basketball camps is an activity typically undertaken by a professional basketball player.  However, a 24-Hour Fitness club owned by Magic Johnson Enterprises (but not bearing or branded with the Magic Johnson name) would not be considered a Participant Owned Business because Magic Johnson’s name and likeness are not used to promote the clubs.  Similarly, businesses owned by Magic Johnson such as movie theaters, restaurants and coffee shops that do not bear or are not branded with the Magic Johnson persona would not be considered Participant Owned Businesses (and thus not result in Brand Income), because those types of businesses neither relate to the Principal Business nor utilize Magic Johnson’s name in connection with its marketing, advertising or promotion.

•                  Talent plays any role on an episode of a television program.  Compensation paid to Talent for his performance in such episode would be considered Brand Income.

•                  Talent plays any role in a motion picture (or a made for TV movie, or a feature film distributed over the Internet).  Compensation paid to Talent for his performance in such motion picture would be considered Brand Income.

•                  Talent becomes the host of The Tonight Show.  Compensation paid to Talent for his services as a talk show host for The Tonight Show would be considered Brand Income.

•                  Talent receives a car lease worth $12,000 (i.e., value of monthly lease of $1,000) in exchange for endorsement services for a local car dealership, a $25,000 clothing allowance from an apparel company in exchange for endorsement services, and $3,000 worth of products and service plans from a wireless phone carrier (i.e., a total of $40,000 of Merchandise Income) in exchange for endorsement services.  All of such Merchandise Income would be included in Brand Income.  However, solely for purposes of calculating the Brand Amount, Participant would be entitled to deduct from its Brand Income for such year all of such Merchandise Income under its Merchandise Income Deduction (assuming that such amount is less than 4% of all Brand Income earned by Participant that year).  If, in addition to the foregoing Merchandise Income, Participant also received computer equipment in exchange for endorsement services from a retailer with a fair market value of $5,000, then such $5,000 of Merchandise Income would not be deductible from Brand Income for such year because it exceeds the amount of the allowable Merchandise Income Deduction.

•                  Talent receives a 2014 Chevrolet Corvette Stingray as the Super Bowl XLVIII Most Valuable Player.  The cash value of the MSRP of the Corvette would be considered Brand Income because it was earned by Talent for his performance as a Professional Athlete.  However, solely for purposes of calculating the Brand Amount, up to $40,000 (or 4% of all Brand Income, if less than $40,000) of such value would be deductible from Brand Income for such calendar year under the Merchandise Income Deduction (and assuming there were no other Merchandise Income Deductions) for such year.

Examples of types of income that would not be Brand Income include the following:

•                  John Elway received an equity stake in Fantex Holdings, Inc., the parent company of Fantex, because he serves on the board of directors.  John Elway’s equity stake in Fantex Holdings, Inc. would not be considered Brand Income because his service as a director of Fantex Holdings is not in the Field.

•                  Arnold Schwarzenegger served as the governor of California from 2003 to 2011. His income from the state of California would not be considered Brand Income because it is not in the Field.

•                  Kerri Strug was employed as an elementary school teacher and in various positions at the U.S. Treasury and Justice Departments. Her employment as a teacher and various positions at the U.S. Treasury and Justice Departments would not be considered Brand Income because such employment was based on her educational background, training and professional skills unrelated to gymnastics, and her salary did not exceed the ordinary amount paid to employees in such position with a similar educational background, training and professional skills and is not in the Field.

Exhibit C

Fantex Brand Agreement

Standard Terms and Conditions

1.              General; Definitions; Interpretation.

These Fantex Brand Agreement Standard Terms and Conditions (these “Terms and Conditions”) are incorporated by reference into and made a part of that certain Brand Agreement between Fantex and Participant to which it is attached (the “Agreement”). Capitalized terms used in these Terms and Conditions and not otherwise defined herein, shall have the meaning set forth in the Agreement.  In the event of any inconsistency or conflict between these Terms and Conditions and the Agreement to which these Terms and Conditions is attached, the terms of the Agreement shall govern.

2.              Offering.

2.1.              Offering. Fantex will use commercially reasonable efforts to conduct the Offering of the Series as promptly as practicable after the Effective Date.  In connection with such Offering, Participant recognizes that Fantex shall have the sole and exclusive right to (and to authorize any other Person to) promote and offer for sale the Series in connection with the Offering.

2.2.              Further Assurances; Credit Report Consent. Participant shall execute and deliver to Fantex such further documents, information, consents, forms, instruments, certificates, and other deliveries as Fantex shall reasonably request in writing to further effectuate the intentions of the Parties under this Agreement, or so Fantex can comply with any applicable legal requirements and Participant recognizes that Fantex will rely on information provided by Participant in the preparation and submission of the Registration Statement and materials to meet other reporting obligations as required by applicable law.  Participant shall reasonably cooperate with Fantex, upon Fantex’s specific request, in connection with the offering, marketing and sales of the Offering and the Series; provided, that any such cooperation that would require any personal services on the part of Talent shall be at times and for durations mutually agreed to by Fantex and Participant; provided further, that any such personal services in the form of a personal appearance by Talent shall be on terms mutually agreed to by Fantex and Participant. Participant hereby consents to Fantex and its agents or representatives (i) obtaining reports of Participant’s credit records from time to time throughout the Term of this Agreement (as reasonably determined by Fantex and at Fantex’s sole cost and expense), and (ii) using the information from that report in connection with any diligence related to Participant and the Offering, and reporting obligations under applicable law.  Upon request by Participant, Fantex shall provide to Participant a copy of any report of Participant’s credit records that is received by Fantex.

2.3.              Participant Name and Likeness.  Fantex shall have the non-exclusive, irrevocable, fully paid, worldwide right to use and to authorize other Persons, as determined by Fantex, in its reasonable discretion, to use Participant’s Persona from the Effective Date until the termination of this Agreement through any and all distribution channels in connection with the offering, marketing and sales of the Offering or the Series; provided, however, that Fantex shall not make any use, or authorize any other party to make any use, of any part of Participant’s Persona without the prior written approval of Participant; provided further, that any use of Participant’s Persona approved by Participant shall be deemed to be approval of subsequent uses of the same previously approved use until the time that Participant provides written notice to the contrary to Fantex.

2.4.              Participant Restrictions.

(i)                                                   No Promotion of Series. Except as otherwise expressly approved by Fantex in writing, Participant shall not, and shall not authorize any other Person to, solicit, promote or offer the Series in connection with the Offering.  To the extent that Participant receives unsolicited requests for information regarding the Offering or the Series, then except as otherwise expressly approved by Fantex in writing, Participant shall refer such inquiry to the Registration Statement or to one of the Underwriters of the Offering.

(ii)                                                No Assignment of Similar Rights. Participant has not and will not assign or grant to any other Person rights to receive a portion of Brand Income other than (a) as may be granted in the ordinary course of pursuing activities in the Principal Business (such as commissions payable to an agent or financial advisors); (b) in a manner that will not conflict with the rights granted to Fantex, or the obligations of Participant, hereunder with respect to any installment payment of the Brand Amount, and (c) in an amount that would not violate any other the terms of this Agreement.

3.              Purchase Price.

3.1.              Payment.  Within fifteen (15) days after the Closing of the Offering, Fantex shall pay to Participant an amount equal to the Purchase Price, less the Escrow Holdback and less the Pre-Closing Brand Amount, via wire transfer (less any fees charged by any third party in connection with such transfer, such as bank fees) pursuant to the instructions provided in the Personal Information Schedule, or such updated wire transfer instruction as may be provided by Participant to Fantex in writing from time to time.

4.              Brand Amount.

4.1.              Payment Terms.

(i)                                                   Direct Payment.  Participant shall deliver an irrevocable payment instruction in the form attached as Exhibit G to the Agreement to each payor of Brand Income (other than Nonrecurring Brand Income), and otherwise use commercially reasonable efforts to ensure that the Brand Amount is assigned to Fantex and delivered directly to Fantex from each such payor of Brand Income.  To the extent that direct payment from the source of the Brand Income is not commercially practical, without unreasonable burden on Participant, or any assignment of Brand Income is deemed invalid or not enforceable, then Participant shall comply with paragraph (ii) below and use commercially reasonable efforts to set up automated payments of installments of the Brand Amount through Participant’s banking relationships.

(ii)                                                Alternative Payment; Timing.  To the extent that it is not commercially practical, without unreasonable burden on Participant, for Brand Amounts to be delivered directly to Fantex from any payor of Brand Income, or any assignment of Brand Income is deemed invalid or not enforceable, then Participant shall receive such portion of the Brand Amount as agent for Fantex and will deliver such portion of the Brand Amount to Fantex as and when (or as promptly as practicable after) such Brand Income is received by Participant; provided, however, that in no case shall any Brand Amount be delivered later than fifteen (15) days following receipt of funds by Participant (or any other Person on behalf of Participant) with respect to such payment.

(iii)                                             Wire Transfer.  Except as otherwise approved by Fantex in writing, each installment payment of the Brand Amount shall be made via wire transfer pursuant to the wire transfer instructions provided by Fantex to Participant in writing, as may be updated by Fantex from time to time; provided, however, that to the extent that any individual installment payment of the Brand Amount is less than $500, such amount may be paid via check.

4.2.              Additional Provisions.

(i)                                                   In the event that Participant is prohibited from making payment of any installment of the Brand Amount at the time when same is due and payable to Fantex hereunder by reason of any applicable laws, including currency regulations, Participant shall promptly so advise Fantex and Participant shall, upon Fantex’s request, deposit any such blocked funds to the credit of Fantex in a bank or banks or other depository institution as permitted by law and designated in writing by Fantex, or pay them promptly to such Persons as Fantex may designate in writing consistent with applicable law.

(ii)                                                Participant acknowledges and agrees that time is of the essence in connection with its payment obligations hereunder.  In the event that any payment due to Fantex hereunder is not paid in full by the applicable date due (unless there is a cure period, then by the date the cure period ends), then, without limiting any other rights or remedies of Fantex, Participant shall also pay to Fantex interest on such amount at the rate of the lesser of (a) the then current prime rate (as reported in the Wall Street Journal) plus three percent (3%) per year, compounded monthly, or (b) the maximum rate permitted by applicable law, measured from the date such amount was due until it is fully paid.

(iii)                                             Participant acknowledges and agrees that Fantex may disclose to the public any material breach by Participant of this Agreement, including any failure of Participant to pay any amounts as and when due hereunder (subject to applicable notice and cure periods contained herein); provided, that Fantex covenants and agrees not to make any such disclosure without first notifying Participant and giving Participant a reasonable amount of time to cure such breach, except that no such cure period is required in the event of at least two prior instances of a similar breach (with such notice provided in each instance) during the 12 months period prior to such breach.

4.3.              Records.  Participant shall, and shall cause its Affiliates to, maintain (until at least twelve months after termination of this Agreement), records of all Brand Income Contracts, receipts, invoices, reports and other documents relating to the Brand Income and Brand Amount for at least the then current year and previous three (3) calendar years (or such longer period as may be required by law); provided, that the foregoing obligation shall not extend to any time period prior to the Effective Date.

4.4.              Audit Rights.  Commencing upon the Effective Date and continuing through the date that is twelve (12) months after termination of this Agreement (“Audit Period”), Fantex or its representatives shall have the right to inspect and make copies of the books and records of Participant (and its Affiliates) relating to the Brand Income Contracts, the Brand Income and Brand Amount.  Such audit shall be at Fantex’s sole cost and expense and shall not cover any period greater than the current year and previous three (3) calendar years at the time of such audit, provided that if an audit reveals an underpayment of the Brand Amount by greater than five percent (5%) for the period being audited, then Participant shall reimburse Fantex for its reasonable and documented audit costs.  In any case, either (a) Participant shall promptly pay to Fantex any underpaid amount, together with any interest thereon as provided in Section 4.2(ii) of these Terms and Conditions or (b) Fantex shall promptly pay to Participant any overpaid amount together with interest at the same rate provided in Section 4.2(ii) of these Terms and Conditions; provided, that at Participant’s election, Participant may set off against the immediately following installment payment of the Brand Amount an amount equal to such overpayment.  Fantex shall not audit Participant’s books and records more frequently than once per year during the Audit Period.  Fantex shall provide Participant with reasonable advance written notice that it will be conducting an audit, and any such audit shall be conducted during normal business hours.

5.              Escrow Holdback.

5.1.              Escrow Amount.  Participant hereby authorizes and instructs Fantex to deduct from the Purchase Price otherwise payable to Participant, an aggregate amount equal to the Escrow Holdback.  Fantex shall deposit the Escrow Holdback into an escrow account (the “Escrow Account” and all such funds included in the Escrow Account, the “Escrow Funds”) established pursuant to the terms of a written escrow agreement (the “Escrow Agreement”) mutually agreed among the Parties and Wells Fargo Bank, N.A., or any other financial services institution agreed to in writing by the Parties (the “Escrow Agent”) based on the form of agreement provided by Escrow Agent as modified to be consistent with the terms of this Agreement, as applicable.

5.2.              Use of Escrow Amount.  In the event that Participant fails to timely deliver any installment payment of the Brand Amount prior to the release of Escrow Funds pursuant to Section 5.3 of these Terms and Conditions, then in addition to and without limiting any other rights or remedies available to Fantex, upon written notice from Fantex to the Escrow Agent and Participant, the Escrow Agent shall release to Fantex (up to the amount of available Escrow Funds) an amount equal to such due installment payment of the Brand Amount as notified by Fantex.  Participant shall promptly replenish the Escrow Account by depositing in the Escrow Account an amount equal to any Escrow Funds that are released to Fantex pursuant to this Section 5.2 of these Terms and Conditions.

5.3.              Release of Escrow Amount.  Within five (5) business days immediately following the first consecutive six (6) month period after the Closing during which all installment payments of the Brand Amount have been timely delivered to Fantex when due (subject to applicable notice and cure periods contained herein), then the Escrow Agent shall deliver to Participant all amounts then remaining in the Escrow Account, the Escrow Agreement shall be terminated, and Participant shall thereafter have no obligation to maintain any amounts in the Escrow Account.

5.4.              Ownership of Escrow Holdback.  The Parties agree to treat the Escrow Holdback as owned by Fantex until released to Participant pursuant to terms hereof; provided, that any interest accrued on the Escrow Holdback shall be the property of Participant.

5.5.              Controlling Terms. In the event of any conflict or inconsistency between the terms of this Section 5 and the terms of the Escrow Agreement, the terms of the Escrow Agreement shall govern.

6.              Information Rights; New Contracts.

6.1.              Quarterly Reports.  Within ten (10) business days after the end of each calendar quarter during the Term, Participant shall provide to Fantex a report in the form mutually agreed by the Parties (each a “Quarterly Report”), which shall detail all Brand Income earned during such quarter, detail the calculation of the Brand Amount for such quarter with respect to such Brand Income, and provide such additional information and certifications required to be included in the Quarterly Report, including such matters as specified in Exhibit E.

6.2.              Material Change.  Participant shall promptly provide written notice to Fantex if at any time after the Effective Date and during the Term of this Agreement, there occurs any condition, restriction, disability or obligation (whether physical, legal or contractual) that will or could reasonably be expected to (i) prevent or materially interfere with Participant’s continued performance under any Brand Income Contract and/or participation in the Principal Business as a Professional Athlete, , or (ii) result in any of the representations or warranties made by the Participant on Exhibit A to be untrue in any material respect; provided, that Participant shall not have any obligation to notify Fantex of the contents of any Brand Income Contract provided by Participant to Fantex, including the expiration of any contract pursuant to its terms.

6.3.              Brand Income Contracts.  Throughout the Term, Participant shall promptly (and in any case, no later than five (5) business days after the occurrence of the applicable event, and prior to any public announcement thereof) notify Fantex, in writing, and provide copies of all relevant documents and correspondence related to each such occurrence (including copies of all Brand Income Contracts), in the event that:

(i)                                                   Participant enters into any Brand Income Contract, including any amendments, modifications or supplements to an existing Brand Income Contract, after the Effective Date (“New Brand Income Contract”);

(ii)                                                Participant receives any notice of termination, cancellation, breach or default under any Brand Income Contract;

(iii)                                             Participant becomes aware of any event which, with the passage of time or the giving of notice or both, would result in any material default, breach or event of noncompliance by Participant under any Brand Income Contract;

(iv)                                            Participant becomes aware that any other party to any Brand Income Contract is in material breach thereof or default thereunder; or

(v)                                               there are any renegotiations of or outstanding rights to renegotiate any material amounts paid or payable to Participant under any of the Brand Income Contracts with any Person, or Participant receives any demand for such renegotiation.

6.4.              New Brand Income Contracts.  Upon the execution of a New Brand Income Contract, Participant shall be deemed to represent and warrant that such New Brand Income Contract is valid, binding and enforceable against Participant, and enforceable by Participant against the other parties thereto, in accordance with their respective terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally, and subject, as to enforceability, to the effect of general principles of equity, as may apply.

6.5.              Disclosure of Brand Income Contracts.

(i)                                                   Notwithstanding anything herein to the contrary, Fantex may publicly disclose the terms and conditions of any New Brand Income Contract, to the extent that such disclosure is required in connection with any filing related to the Offering or the Series, as determined by Fantex, upon advice of counsel in connection with such disclosure.

(ii)                                                Participant shall use commercially reasonable efforts to cause each counterparty to a Brand Income Contract containing a legal, valid and binding confidentiality obligation of Participant existing as of the Effective Date (each, a “Confidential Brand Income Contract”), to consent to Fantex’s disclosure of the terms and conditions of such Confidential Brand Income Contract to the extent required by any governmental or quasi-governmental bodies or agencies, or self-regulatory organizations, including the SEC and FINRA; provided, that Fantex shall not make any disclosure of any terms or conditions of such an existing Confidential Brand Income Contract if such counterparty fails to so consent; provided further, that failure to obtain a counterparty’s consent with respect to an existing Confidential Brand Income Contract shall not in itself be a breach of this Agreement by Participant so long as Participant has complied with the terms of this paragraph.  Participant shall ensure that any necessary consents to permit disclosure of each New Brand Income Contract (as permitted pursuant to Section 6.5(i) of these Terms and Conditions) are obtained so that such disclosure will not result in any breach of any confidentiality obligation to any Person.

(iii)                                             Fantex shall, in consultation with Participant, use commercially reasonable efforts to secure confidential treatment, or similar protection, with respect to any disclosure of any information contained in any New Brand Income Contract which could reasonably be expected to be sensitive to, or the confidential information of, any counterparty to such New Brand Income Contract.

(iv)                                            From time to time, as Participant is negotiating or reviewing any potential Brand Income Contract (or any renewal of a Brand Income Contract), Fantex will respond to reasonable requests from Participant (including all relevant details with respect to such potential new or renewed Brand Income Contract) regarding whether or not the terms of such potential Brand Income Contract would be expected to be material and require disclosure pursuant to Section 6.5(i) of these Terms and Conditions, assuming such Brand Income Contract were executed at the time of such response.  Participant may decide in its sole and absolute discretion whether or not to execute any potential Brand Income Contract (or any renewal of a Brand

Income Contract).

6.6.              Brand Income Statements.  Concurrent with delivery of each Quarterly Report (as required by Section 6.1 of these Terms and Conditions), Participant shall also provide copies of all receipts, invoices, pay stubs, or other documents evidencing all Brand Income referenced in the applicable Quarterly Report.

6.7.              Marital Status.  Participant shall use reasonable efforts to secure the signature of Participant’s spouse on the spousal consent attached hereto as Exhibit F.  In the event that Participant fails to secure such signature, and as a result a portion of the Brand Income of Participant is deemed “community property” or Participant’s spouse can otherwise claim legal ownership to any Brand Income, then Participant shall nonetheless be required to calculate and deliver any installment payments of the Brand Amount based on the entirety of the Brand Income (including any such portion thereof that is deemed to be such spouse’s share of community property or otherwise property of such spouse).

6.8.                      Additional Information.  Participant shall provide to Fantex such additional information as Fantex shall reasonably request from time to time (in a reasonable amount of time after such request) in connection with the Brand Income and Participant’s participation in the Principal Business; provided, that Fantex shall use commercially reasonable efforts to limit any such requests to no more than once per calendar quarter.

7.              Taxes.

7.1.              Related to Purchase Price.  Participant shall be solely responsible for the payment of all taxes on the Purchase Price.  Fantex shall be entitled to deduct and withhold any amounts required by applicable law to be deducted and withheld from the Purchase Price and such withheld amounts shall be treated as paid to Participant.  Fantex shall not be required to indemnify or “gross up” Participant for any such amounts withheld.  Participant will indemnify Fantex for and hold it harmless from and against any taxes of Participant, which may be sought against, imposed upon or suffered by Fantex or which Fantex may incur as a result of Fantex’s failure to deduct and withhold such taxes from the Purchase Price payable under this Agreement.

7.2.              Related to Brand Amounts.  Fantex shall be solely responsible for the payment of all taxes on the Brand Amounts.  Participant shall be entitled to deduct and withhold any amounts required by applicable law to be deducted and withheld from any installment payment of the Brand Amount.  To the extent that any such installment payment of the Brand Amount is made directly from the payor to Fantex and a withholding obligation is imposed on Participant and Participant has no ability to withhold or cause the payor to withhold from such Brand Amounts the required amounts, then Fantex shall make a payment to Participant (for remittance to the applicable taxing authority), within five (5) business days after receipt of such installment payment, equal to the amount that Participant would have been entitled to deduct and withhold hereunder had such installment payment been made by the payor to Participant and subsequently remitted by Participant to Fantex.  Any such withheld amounts, or amounts paid by Fantex to Participant for remittance to the applicable taxing authorities, shall be treated as having been paid to Fantex.  Participant shall not be required to indemnify or “gross up” Fantex for any such amounts withheld.  Fantex will indemnify Participant for and hold it harmless from and against any taxes of Fantex which may be sought against, imposed upon or suffered by Participant or which Participant may incur as a result of Participant’s failure to deduct and withhold such taxes from any installment payment of the Brand Amount to be delivered under this Agreement.

8.              Participant Representations and Warranties.

Participant hereby represents, warrants and covenants, as applicable, to Fantex that the statements contained in the Participant Questionnaire attached to the Agreement as Exhibit A, and the statements contained in this Section are and will be true and correct as of the Effective Date and throughout the Term (except only if a different time period is expressly provided).

8.1.              Authority.  Participant is free and authorized to enter into this Agreement, to make the covenants, representations and warranties contained herein and to grant the rights granted herein.

8.2.              Binding Agreement. This Agreement constitutes a valid and binding obligation of Participant (and its successors and heirs), enforceable in accordance with its terms subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally, and subject, as to enforceability, to the effect of general principles of equity, as may apply.  Participant and its successors and heirs, as applicable, will not challenge the validity or enforceability of this Agreement, or any portion thereof, in any action, proceeding, arbitration or otherwise.

8.3.              No Conflict.  Participant has not made nor will make any grant, license or assignment whatsoever, which will or could reasonably be expected to conflict with or impair the substantial enjoyment of the rights and privileges granted to Fantex hereunder; and, the execution and performance of this Agreement by Participant does not, and will not, violate or conflict with any agreement, arrangement, understanding or restriction, written or oral, between Participant and any other Person.

8.4.              Brokerage.  Except as expressly contemplated by this Agreement, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any contract to which Participant is a party or that is otherwise binding upon Participant.

8.5.              Intellectual Property.  No intellectual property provided by Participant to Fantex at any time in connection with this Agreement will violate the rights of privacy or publicity, constitute a libel or slander or infringe upon the copyright, literary, personal, private, civil, property or other rights of any Person.

9.             Fantex Representations and Warranties.

Fantex represents, warrants and covenants, as applicable, to Participant, as of the Effective Date and throughout the Term:

9.1.              Organization.  Fantex is duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

9.2.              Authority.  Fantex possesses all requisite corporate power and authority necessary to enter into and carry out the transactions contemplated by this Agreement.

9.3.              Binding Agreement. This Agreement constitutes a valid and binding obligation of Fantex, enforceable in accordance with its terms subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally, and subject, as to enforceability, to the effect of general principles of equity, as may apply.  Fantex will not challenge the validity or enforceability of this Agreement, or any portion thereof, in any action, proceeding, arbitration or otherwise.

9.4.              No Conflict. The execution and performance of this Agreement by Fantex does not, and will not, violate or conflict with any agreement, arrangement, understanding or restriction, written or oral, between Fantex and any other Person.

9.5.              Brokerage.  Except as expressly contemplated by this Agreement, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any contract to which Fantex is a party or that is otherwise binding upon Fantex.

9.6.              Permits.  Fantex and its Affiliates have all permits, licenses, consents and approvals from all applicable governmental and quasi-governmental bodies and agencies, and all self-regulatory organizations, including the SEC and FINRA, necessary for it to carry out the intents and purposes of this Agreement.

10.       Confidentiality; Public Statements/Disclosures.

10.1.       Confidentiality.  Each Party agrees that the Confidential Information of the other Party will be maintained confidentially and will not be disclosed to any other Person except: (a) as may be required by law or to comply with a valid order of a court of competent jurisdiction, in which event the Party making such disclosure shall promptly notify the other Party and shall seek confidential treatment of such information; (b) to a Party’s employees, agents and representatives (including accountants, auditors, legal advisors, underwriters, etc.), provided that such recipients of the Confidential Information are bound by confidentiality obligations with respect to such disclosure; (c) in order to enforce such Party’s rights under this Agreement; or (d) if mutually agreed to by the Parties in writing or otherwise permitted under this Agreement.  “Confidential Information” means all confidential, proprietary, or commercially sensitive data, materials and/or other information that is either identified as, or reasonably expected to be, confidential information.  Confidential Information of Fantex includes the existence of this Agreement and terms and conditions of this Agreement (until and then only to the extent that such is publicly disclosed by Fantex), and any other non-public information in connection with the Offering, the Series, or Fantex or its Affiliates.  This Section 10 will survive the expiration or termination of this Agreement.

10.2.       Public Statements.  Participant will not issue any press release or public statement in connection with the execution of this Agreement, the Series and/or the Offering without Fantex’s prior written consent, which consent Fantex may withhold in its sole discretion.  Fantex will not issue any press release or public statement in connection with this Agreement or which makes any reference to Participant, in each case, without Participant’s prior written consent, which consent will not be unreasonably withheld or delayed and shall be deemed granted if Participant fails to respond to any request for such consent within three (3) days after Fantex requests such consent in writing, in accordance with the notice requirements set forth in the Agreement.

10.3.       Fantex Disclosures. Notwithstanding anything herein to the contrary, Fantex shall have the right to disclose the terms and conditions of this Agreement and/or any other information provided by Participant related to this Agreement or the Offering or Series (including Brand Income Contracts, subject to Section 6.5 of these Terms and Conditions), to the extent that such disclosure is required by applicable law in connection with any filing related to the Offering or the Series.  Fantex shall, in consultation with Participant, use commercially reasonable efforts to secure confidential treatment, or similar protection, with respect to any disclosure of personal and confidential information provided by Participant, including the terms and conditions of this Agreement and such information as is provided in the Personal Information Schedule.

11.       Obligation to Negotiate.

At any time after the Series either ceases to be listed on an exchange or “alternative trading system” or is converted into another security of Fantex or any of its Affiliates, Participant may deliver a written notice to Fantex (a “Discussion Notice”) requesting that Fantex engage in negotiations with Participant in good faith to terminate this Agreement (“Good Faith Negotiations”).  The Parties shall be obligated to commence Good Faith Negotiations within thirty (30) days after Participant’s delivery of a Discussion Notice.  Any termination of this Agreement shall only be on terms mutually agreed to in writing by the Parties.

12.       Termination.

12.1.       By Mutual Consent.  This Agreement may be terminated by mutual written consent of Participant (or its successors and heirs) and Fantex.

12.2.       By Either Party.  This Agreement may be terminated by either Party by delivering written notice of termination to the extent such is permitted pursuant to Section 3.2 of the Agreement.

12.3.       Effect of Termination.  Upon the effective date of termination, the rights and obligations of the Parties under this Agreement will cease, except for rights and obligations arising out of Sections 4, 7, 10, 14, 16 and 17 of these Terms and Conditions (to the extent applicable).

13.       Assignment.

13.1.       The rights and obligations of Fantex under this Agreement will inure to the benefit of and will be binding upon the successors and assigns of Fantex, and Fantex shall have the right to assign its rights and delegate its obligations hereunder (a) in whole or in part to any Affiliate of Fantex, and (b) in connection with a merger, acquisition, corporate restructuring, financing, sale of all or substantially all of its assets, or similar such transaction.

13.2.       This Agreement is personal to Participant, and Participant does not have the right to assign this Agreement, whether by operation of law or otherwise, or to delegate any duties or obligations imposed upon Participant under this Agreement without Fantex’s prior written consent; except only that this Agreement shall be automatically assigned and binding on Participant’s successors and heirs upon the death of Participant; provided, that any assignment and assumption of this Agreement by a personal services corporation (or “loan-out” corporation) that is wholly owned and Controlled by Talent shall be expressly authorized hereunder so long as Talent remains the Participant hereunder, jointly and severally with such surviving corporation.

14.       Indemnification.

14.1.       Participant hereby agrees to indemnify and hold harmless Fantex, its parents, subsidiaries, Affiliates, assigns, successors, and each of their respective officers, directors, agents, representatives and employees (collectively, “Fantex Indemnified Party(ies)”), from and against any and all liabilities, actions, claims, suits, proceedings or investigations of government, quasi-government or administrative agencies, liens, judgments, demands, losses, costs, expenses and damages, including reasonable attorneys’ fees and costs and any and all damages of any kind and nature whatsoever (a “Claim”), arising out of or relating to any breach by Participant, directly or indirectly through any other Person, of any of the terms, covenants, conditions, representations or warranties contained in this Agreement.

14.2.       Fantex hereby agrees to indemnify and hold harmless Talent and its Affiliates, heirs, assigns, successors, and each of their respective officers, directors, members, managers, agents, representatives and employees, as applicable, (collectively, “Participant Indemnified Party(ies)”), from and against any and all Claims by any third party (including any and all Claims brought by any holder of the Series or group of class thereof) arising out of or relating to Participant being a party to this Agreement (except those arising out of or relating to any breach by Participant, directly or indirectly through any other Person, of any of the terms, covenants, conditions, representations or warranties contained in this Agreement), including any and all Claims arising out of or relating to (a) any breach by Fantex of any of the terms, covenants, conditions, representations or warranties contained in this Agreement, (b) any violation of any law by Fantex, including any securities laws or any rules or regulations promulgated thereunder, or (c) the Offering, the Series, or the Registration Statement.

14.3.       A Fantex Indemnified Party or Participant Indemnified Party, as applicable (the “Indemnified Party”), shall promptly deliver a written notice to the Party from whom indemnification is sought (the “Indemnifying Party”), providing notice (a “Claim Notice”) of any Claim asserted or filed by a third party (a “Third-Party Action”) within twenty (20) days (or such shorter period as reasonably necessary to permit timely response to such Claim) after receipt by the Indemnified Party of notice of such Third-Party Action.  Delay or failure to notify the Indemnitor in accordance with this Section 14.3 will not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party, except to the extent the defense of such Claim is prejudiced by the Indemnified Party’s delay or failure to give such Claim Notice.  Such Claim Notice shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third-Party Action and the amount of the claimed damages. Within twenty (20) days after delivery of such Claim Notice, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third-Party Action with counsel selected by the Indemnifying Party, subject to the Indemnified Party’s approval, which shall not be unreasonably withheld, conditioned or delayed. If the Indemnifying Party does not so assume control of the defense of a Third-Party Action, the Indemnified Party shall have the right to control such defense at its own expense. The non-controlling party may participate in such defense at its own expense. In Third-Party Actions in which the Indemnifying Party is controlling the defense, the Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third-Party Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed; provided, that such consent shall not be required if such settlement or judgment (i) fully releases both the Indemnified Party and the Indemnifying Party and (ii) involves only the payment of money damages that are covered in full by the indemnity obligations of the Indemnifying Party hereunder.  In Third-Party Actions in which the Indemnified Party is controlling the defense, the Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third-Party Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.

15.       Disclaimer of Warranties.

15.1.       Except as expressly provided in this Agreement (including Exhibit A, Participant Questionnaire) and to the maximum extent permitted by law, neither Party makes any representation or warranty of any kind, whether implied, statutory, or otherwise and disclaims, without limitation, implied warranties of merchantability, fitness for a particular use, and non-infringement.  Each Party acknowledges that it does not rely and has not relied upon any representation or statement made by the other Party or any of its representatives relating to the subject matter of this Agreement except as expressly set forth herein.

15.2.       In addition to, and without limiting the effect of, Section 15.1 of these Terms and Conditions, Participant expressly acknowledges and agrees that Fantex makes no representation or warranty regarding the results of the Offering, including the amount of Net Proceeds to be collected or otherwise.

16.       Agents.

16.1.       Fantex shall not be liable for any claims or demands for commissions or otherwise of any agent of Participant and Participant hereby agrees to indemnify and hold harmless Fantex, its Affiliates, advertisers, employees and all holders of the Series harmless against any liabilities, damages or expenses (including reasonable attorneys’ fees) incurred by them as a result of any such claims or demands.

17.       General Terms.

17.1.       Entire Agreement; Amendments.  The Agreement (including all exhibits thereto, including these Terms and Conditions) contains the complete, final, exclusive and binding statement of all of the agreements between the Parties with respect to the subject matter thereof and hereof, and supersedes all existing agreements, understandings, negotiations, communications or commitments between the Parties, whether oral or written, concerning the same subject matter.  This Agreement cannot be amended or modified or any provisions or obligations waived or changed except by a writing executed by Fantex and Participant.

17.2.       Waiver.  The failure or delay of a Party to insist on strict adherence to any term of this Agreement will not be considered a waiver of, or deprive that Party of the right thereafter to insist on strict adherence to that term or any other term of this Agreement.  No waiver of any breach or default of the other Party shall be construed as a continuing waiver of the same or any other breach or default under this Agreement.

17.3.       Further Actions; Attorney-in-Fact.  Participant will, as applicable, at the request of Fantex, execute and deliver to Fantex all such documents as Fantex may from time to time deem reasonably necessary or desirable to effectuate assignment of, and for Fantex to receive all installment payments of, the Brand Amount and otherwise effectuate the purposes of this Agreement.  If Participant fails or refuses to execute or deliver to Fantex any such document within a reasonable period of time following receipt of Fantex’s written request therefor, then Participant irrevocably appoints Fantex as Participant’s agent and attorney-in-fact to sign any such documents in Participant’s name and to make appropriate disposition of them, consistent with this Agreement; provided, that prior to exercising any rights under such power of attorney, Fantex shall notify Participant of its intention to do so.  Participant acknowledges that Fantex’s agency and power of attorney are coupled with an interest.

17.4.       Interpretation.  In the interpretation and construction of this Agreement, no term shall be construed against any Party on the basis that the Party was the drafter, and the Parties waive any common law or statutory provision that would construe an ambiguous term against the other Party as the drafter of this Agreement.  Words importing the singular include the plural and vice versa, as the context requires.  Whenever any of the words “include,” “includes” or “including” or the abbreviation “e.g.” is used in this Agreement (including any exhibits hereto), such shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  Any reference to “this Agreement,” even if such reference is contained in these Terms and Conditions, shall be a reference to the Agreement and all of the exhibits and schedules attached thereto.  The term “or” is not exclusive.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.  The captions and headings in this Agreement are inserted for convenience of the Parties only, do not constitute a part of this Agreement and will not be deemed to govern, limit, modify or in any other manner affect the scope, meaning, intent or interpretation of the provisions hereof or have any legal effect.  Any obligations or rights of any of the Parties contained in Section 1 of the Agreement shall be valid and binding on the Parties as if it were contained in any other section of this Agreement.

17.5.       Governing Law; Arbitration.  The law of California (exclusive of conflict or choice of law rules) shall govern, construe and enforce all of the rights and duties of the Parties arising or in any way relating to the subject matter of this Agreement.  In the event of any dispute, claim or controversy arising out of or relating to this Agreement (including any claim based on contract, tort or statute) or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, (a “Dispute”), then the Parties shall engage in informal, good faith discussions and attempt to resolve the Dispute.  If the Parties are unable to resolve the Dispute, then the Dispute shall be determined by confidential binding arbitration in San Francisco before one arbitrator. The arbitration shall be administered by JAMS pursuant to its Streamlined Arbitration Rules and Procedures.  Judgment on any award pursuant to arbitration may be entered in any court of competent jurisdiction.  The arbitrator shall be a retired judge with at least five years of experience presiding over disputes related to complex commercial transactions.  The arbitrator shall be appointed by agreement of the Parties or, if no agreement can be reached, then each Party shall appoint one JAMS arbitrator for the purpose of selecting the arbitrator to govern the Dispute, and those two arbitrators shall select the arbitrator to govern the Dispute.  In any arbitration arising out of or related to this Agreement, the arbitrator shall award to the prevailing Party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing Party in connection with the arbitration.  If the arbitrator determines a Party to be the prevailing Party under circumstances where the prevailing Party won on some but not all of the claims and counterclaims, the arbitrator may award the prevailing Party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing Party in connection with the arbitration.  Without limiting the effect of Section 4.2(iii) of these Terms and Conditions, the Parties shall maintain the confidential nature of the arbitration proceeding and the award, except as may be necessary in connection with a judicial challenge to an award or its enforcement, or unless otherwise required by law or judicial decision.  Notwithstanding anything herein to the contrary, either Party shall be entitled to seek to obtain any provisional remedy, including injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect that Party’s rights and interests.

17.6.       Severability.  Wherever possible, each provision of this Agreement (or portion thereof) will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement (or portion thereof) is held to be null, void, invalid, illegal or unenforceable in any respect under any applicable law or rule by any arbitrator or court of competent jurisdiction, then (a) such provision (or portion thereof) shall be deemed to be restated, to the extent possible, to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law, and if such restatement is not possible, then such provision (or portion thereof) shall be severed, and (b) the remaining provisions, terms or covenants and restrictions in this Agreement will remain in full force and effect.

17.7.       No Third Party Beneficiaries.  Nothing herein, express or implied, is intended to nor shall be construed to confer upon or give to any Person, other than the Parties, any interests, rights, remedies or other benefits with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

17.8.       Independent Contractors; No Fiduciaries.

(i)                                                   The Parties mutually agree that Participant and Fantex are each acting as independent contractors, and that Participant and Fantex are not engaging in any form of employment, partnership, co-ownership or a collaboration for the purpose of sharing any profits or ownership in common, or acting in the capacity of joint venture participants.

(ii)                                                Participant and Fantex each acknowledges and agrees that: (a) this Agreement, and the exercise of rights and performance of obligations hereunder, does not create any agency, advisory or fiduciary relationship between Participant and Fantex and its Affiliates; (b) Fantex is not, and at any time during the Term will not be, an agent, representative or advisor to Participant; and (c) Participant has relied on its own personal counsel and advisors with respect to legal, tax, accounting and other issues in connection with entering into and performing under this Agreement.

17.9.       Limitation on Liabilities.  In no event shall either Party or any of their representatives be liable under this Agreement to the other Party for any consequential, incidental, indirect, exemplary, special or punitive damages, including damages for business interruption, loss of use, revenue or profit, whether arising out of breach of contract, tort (including negligence and intentional torts), statute or otherwise, regardless of whether such damages were foreseeable and whether or not such Party was advised of the possibility of such damages.  For the avoidance of doubt, in the event that any Brand Income Contract is suspended or terminated or the amount of Brand Income committed to be paid to Participant is reduced as a result of any action or omission by Participant that constitutes a breach of this Agreement, then (without limiting the effect of Section 17.10) the Brand Amount that would have been attributed to such lost or reduced Brand Income shall be considered direct damages of Fantex resulting from such breach and shall not be excluded or waived by Fantex as a result of this Section 17.9.

17.10.        Cumulative Remedies.  None of the rights, powers or remedies conferred upon any Party under this Agreement will be mutually exclusive.  Each such right, power or remedy will be cumulative and in addition to every other right, power or remedy available to such Party, whether available at law, in equity or otherwise.

17.11.        Counterparts; Binding Agreement.  This Agreement, may be executed in multiple counterparts, each of which individually constitutes an original, but all of which together will constitute one single agreement between the Parties.  The Parties agree that this Agreement shall be legally binding upon the electronic transmission, including by facsimile or email delivery of a .pdf or similar file, by each Party of a signed signature page hereof to the other Party.

Exhibit D:  Form of Closing Certificate

CLOSING CERTIFICATE

[DATE]

Reference is made to that certain Brand Agreement, by and among Fantex, Inc. (“Fantex”), [INSERT TALENT NAME] and [INSERT COMPANY NAME] (jointly and severally as “Participant”), effective as of  [•] (the “Brand Agreement”).  All capitalized terms used herein which are not defined herein have the meanings given to such terms in the Brand Agreement.

The undersigned, [INSERT TALENT NAME], certifies in his individual capacity and on behalf of [INSERT COMPANY NAME] to Fantex that he has carefully examined the Brand Agreement, the Participant Questionnaire and the Personal Information Schedule and that:

1.                          the statements included in the Participant Questionnaire remain true and correct (except as disclosed on Schedule 3 of the Personal Information Schedule) as of the date hereof;

2.                          Participant has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied under the Brand Agreement in all material respects at or prior to the Closing; and

3.                          since the date of the most recent Personal Information Schedule, the undersigned has not become aware of any condition, restriction, disability or obligation (whether physical, legal or contractual) that is described in Section 6.2 of the Terms and Conditions attached as Exhibit C to the Brand Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Closing Certificate as of the date first set forth above.

By:
[INSERT TALENT NAME]

Exhibit E:  Quarterly Report

Form of report to be mutually agreed by the Parties, and include at least the following details:

•                  detail all Brand Income earned during such quarter and provide a description of any material changes in the amount of revenue of the most recent quarter as compared to the same quarter in the previous year, including pay stubs, schedule of cash receipts;

•                  detail the calculation of each Brand Amount with respect to such Brand Income;

•                  any correspondence with tax authorities and tax returns (annual basis)

•                  list all Brand Income Contracts entered into / terminated / amended, etc. during the quarter (and provide copies to the extent not previously provided);

•                  describe details regarding any condition, restriction, disability or obligation (whether physical, legal or contractual) that is described in Section 6.2 of the Terms and Conditions attached as Exhibit C to the Agreement;

•                  certification that certain publicly available facts about the Participant provided by Fantex to Participant in writing are correct and that all facts previously certified by the Participant remain correct (provided, that Fantex provides Participant with a list of all such previously certified facts); and

•                  certification that the statements included in the Participant Questionnaire remain true and correct as of the date of such report (or provide any details with respect to any exceptions of such statements) or provide a detailed description of facts or circumstances that have changed to make the statements in the Participant Questionnaire untrue.

Exhibit F:  Spousal Consent
(only required if Participant is married)

I, [                        ], being the spouse of [INSERT TALENT NAME], who is a signatory to that certain Brand Agreement dated as of [INSERT DATE] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”; capitalized terms used but not defined herein shall have the meaning assigned to such terms in the Agreement), in connection with a potential securities offering linked to the value of the Brand Amounts as set forth in greater detail in the Agreement.  I have had the opportunity to consult with legal counsel regarding this consent and the Agreement; and I am aware that pursuant to the provisions of the Agreement, my spouse agrees to grant a percentage of my spouse’s Brand Income in the form of all right, title and interest in the Brand Amounts to Fantex, which may include community property interest I may have thereof, if any.  I hereby consent to such grants of the Brand Amounts and approve of the provisions of the Agreement and any actions or performance arising therefrom, as applicable, to the extent the same affects any of my community property interest, if any. I further agree that my spouse may join in any future amendment, restatement, supplement or modification of the Agreement or any ratification of the foregoing in each case without any further consent from me.

This Spousal Consent shall be binding on the undersigned and on the undersigned’s successors, assigns, representatives, heirs and legatees.

Name:
Date:

Exhibit G:  Form of Irrevocable Payment Instructions

IRREVOCABLE PAYMENT INSTRUCTIONS

[DATE]

[BRAND INCOME SOURCE]

[ADDRESS]

Attn:  [NAME]

Re:                             Payment of Amounts to Fantex, Inc. (“Fantex”)

Ladies and Gentlemen:

[INSERT PARTICIPANT NAME] (“Participant”) has entered into an agreement with Fantex pursuant to which, among other things, Participant has assigned all right, title and interest in and to an amount equal to [                  ] percent ([    ]%) of all gross monies or other consideration of any type (the “Brand Amount”) that Participant may earn from [BRAND INCOME SOURCE] (“Company”) pursuant to [INSERT DESCRIPTION OF BRAND INCOME CONTRACT] (the “Agreement”).

Notwithstanding anything to the contrary contained in the Agreement or any prior instructions received by Company, unless and until Company receives written instructions from Fantex to the contrary, effective as of the date of this letter all Brand Amounts from any amounts payable by Company to Participant pursuant to the Agreement shall be delivered concurrent with any payment of the remaining amounts due to Participant, by federal funds wire transfer or electronic depository transfer directly to the following bank account:

[INSERT WIRE INSTRUCTIONS]

In the event Company receives any different instructions from Fantex with respect to the disposition of Brand Amounts, (a) Company is hereby irrevocably authorized and directed to follow such instructions, without inquiry as to Fantex’s right or authority to give such instructions.  Fantex acknowledges that any instructions from Fantex to Payment Source must be sent to [                                        ], Attention:  [                ]; and (b) such instructions shall only provide for Brand Amounts to be sent to a single deposit account of Fantex.

Except only as expressly provided herein with respect to the applicable deposit instructions, this Irrevocable Payment Instructions cannot be changed, modified, or terminated, except by written agreement signed by Fantex, Payment Source and Participant.

Please acknowledge your receipt of, and agreement to, the foregoing by signing in the space provided below.

Very truly yours,

By:
[INSERT PARTICIPANT NAME]

Acknowledged and Agreed:

Fantex, Inc.		[INSERT BRAND INCOME SOURCE]

By:		By:
Name/Title:		Name/Title:
Date:		Title:

Exhibit 31.1

CERTIFICATION

I, Cornell “Buck” French, certify that:

1.              I have reviewed this Quarterly Report on Form 10-Q of Fantex, Inc.;

2.              Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.              Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.              The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

a.              Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.              Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c.               Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.              The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a.              All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.              Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: May 30, 2014

/s/ Cornell “Buck” French
Chief Executive Officer and Director
(Principal Executive Officer)

Exhibit 31.2

CERTIFICATION

I, David Mullin, certify that:

1.              I have reviewed this Quarterly Report on Form 10-Q of Fantex, Inc.;

2.              Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.              Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.              The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

a.              Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.              Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c.               Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.              The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a.              All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.              Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: May 30, 2014

/s/ David Mullin
Chief Financial Officer
(Principal Financial and Accounting Officer)

Exhibit 32.1

CERTIFICATION OF CHIEF FINANCIAL OFFICER
PURSUANT TO 18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO SECTION 906
OF THE SARBANES-OXLEY ACT OF 2002

Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, Cornell “Buck” French, Chief Executive Officer and Director, and David Mullin, Chief Financial Officer, of Fantex, Inc. (the “Company”) each hereby certifies that to the best of his knowledge:

1.              The accompanying Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014 (the “Quarterly Report”) fully complies with the requirements of Section 13(a) or Section 15(d), as applicable, of the Securities Exchange Act of 1934, as amended; and

2.              The information contained in the Quarterly Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: May 30, 2014

/s/ Cornell “Buck” French
Chief Executive Officer and Director
(Principal Executive Officer)

/s/ David Mullin
Chief Financial Officer
(Principal Financial and Accounting Officer)